   As filed with the Securities and Exchange Commission on September 9, 1997

                                                      Registration No. 333-_____

================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                             ____________________

                                   FORM S-1
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                             ____________________

                         PROSOFT I-NET SOLUTIONS, INC.
            (Exact Name of Registrant as Specified in Its Charter)

                        2333 NORTH BROADWAY, SUITE 300
                          SANTA ANA, CALIFORNIA 92706
                                (714) 953-1200
              (Address, Including Zip Code, and Telephone Number,
            Including Area Code, of Registrant's Executive Offices)

    NEVADA                        8243                          87-0448639
(State or Other       (Primary Standard Industrial          (I.R.S. Employer
Jurisdiction of       Classification Code Number)          Identification No.)
Incorporation or
Organization)

                              KEITH D. FREADHOFF
                            CHIEF EXECUTIVE OFFICER
                         PROSOFT I-NET SOLUTIONS, INC.
                        2333 NORTH BROADWAY, SUITE 300
                          SANTA ANA, CALIFORNIA 92706
                                (714) 953-1200
              (Address, Including Zip Code, and Telephone Number,
                  Including Area Code, of Agent For Service)
                             ____________________

                                   COPY TO:
                               WILLIAM L. TWOMEY
                             HEWITT & MCGUIRE, LLP
                     19900 MACARTHUR BOULEVARD, SUITE 1050
                           IRVINE, CALIFORNIA 92612
                             ____________________

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the Registration Statement becomes effective.
                             ____________________

  If only the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an Offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same Offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  Pursuant to Rule 429 of the Securities Act of 1933, the Prospectus contained herein is a combined Prospectus relating to securities registered hereby and under Registration Statement No. 333-11247 and Registration Statement No. 333-28993.



                                      CALCULATION OF REGISTRATION FEE
==================================================================================================================
                                                       PROPOSED            PROPOSED
  TITLE OF EACH CLASS             AMOUNT               MAXIMUM             MAXIMUM
     OF SECURITIES                TO BE             OFFERING PRICE        AGGREGATE                 AMOUNT OF
   TO BE REGISTERED             REGISTERED           PER SHARE(1)      OFFERING PRICE(1)        REGISTRATION FEE
- ------------------------------------------------------------------------------------------------------------------
Common Stock, par value
$0.001 per share(2)                1,894,258              $11.25               $21,310,402               $6,458
==================================================================================================================

(1) Calculated pursuant to Rule 457(c) on the basis of the last trade price of the Company's Company Stock on September 5, 1997, as reported by the NASDAQ SmallCap Market.
(2) An additional 3,387,291 shares of Common Stock to be sold by stockholders (including 379,747 shares issuable upon exercise of outstanding Common Stock purchase warrants) have been registered under an earlier Registration Statement on Form S-1 (File No. 333-11247) which was initially declared effective by the Securities and Exchange Commission ("SEC") on November 27, 1996, and an additional 595,664 shares of Common Stock to be sold by stockholders have been registered under another Registration Statement on Form S-1 (File No. 333-28993) which was initially declared effective by the SEC on July 2, 1997. Both of these Registration Statements are being amended by filing of this Registration Statement pursuant to Rule 429. Accordingly, all three Registration Statements use the Prospectus that is a part of this Registration Statement.

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

PROSPECTUS

- --------------------------------------------------------------------------------

                         PROSOFT I-NET SOLUTIONS, INC.
                        4,987,595 Shares of Common Stock
             321,664 Shares of Common Stock Issuable Upon Exercise
                       of Common Stock Purchase Warrants

- --------------------------------------------------------------------------------

  This Prospectus relates to 5,309,259 Shares of Common Stock (the "Shares") of Prosoft I-Net Solutions, Inc. (the "Company"), including 4,987,595 currently outstanding Shares and 321,664 Shares issuable upon exercise of currently outstanding common stock purchase warrants (the "Warrants"). The Shares may be offered and sold from time to time by and for the account of one or more of the stockholders (the "Selling Stockholders") of the Company identified under the caption "Selling Stockholders." The Company will receive no part of the proceeds of such sales, with the exception of the exercise price of such Warrants as may be exercised. The Company will bear all of the expenses incurred in connection with the registration of the Shares. Holders of 2,215,340 of the Shares have agreed to limit the number of Shares they may sell during any one-month period under the Prospectus, unless they obtain the written consent of the Company.

  The Shares offered by this Prospectus may be sold from time to time by the Selling Stockholders. The distribution of the Shares offered hereby may be effected in one or more transactions that may take place in the over-the-counter market, including ordinary brokers' transactions, privately negotiated transactions or through sales to one or more dealers for resale of such Shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the Selling Stockholders.

  The Selling Stockholders and intermediaries through whom such Shares are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered, and any profits realized or commission received may be deemed underwriting compensation. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

  The Company's Common Stock is currently traded on the NASDAQ SmallCap Market under the symbol "POSO". On September 5, 1997, the closing bid price for the Company's Common Stock was $11.25 per share. See "Price Range of Common Stock and Dividend Policy."

                              ____________________

   THESE SHARES INVOLVE A HIGH DEGREE OF RISK AND SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS"
                    COMMENCING ON PAGE 5 OF THIS PROSPECTUS.

                              ____________________

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                              ____________________

  The Company intends to furnish its stockholders annual reports containing audited consolidated financial statements with a report thereon by independent accountants, and such other periodic reports as the Company may determine to be appropriate or as required by law.

                              ____________________

              The date of this Prospectus is _______, 1997.

                               PROSPECTUS SUMMARY

  The following summary is qualified in its entirety by the more detailed information appearing elsewhere in this Prospectus. Unless otherwise indicated, references to "Company" or "Prosoft" are to the consolidated operations of Prosoft I-Net Solutions, Inc. and its wholly-owned subsidiary, Pro-Soft Development Corp. This Prospectus contains certain forward-looking statements and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include those discussed under "Risk Factors," as well as those discussed elsewhere herein.

                                  THE COMPANY

  The Company is engaged in the business of training individuals in small, medium and large organizations in Internet and Intranet technologies, with a current emphasis on Netscape- and Microsoft-based Internet/Intranet products and solutions. In addition, Prosoft is a certified Microsoft Authorized Technical Education Center ("ATEC"), a certified Private Post Secondary Institution in the State of California, and an approved recipient of Job Training Partnership Act (the "JTPA") funding, the last of which enables the Company to recruit, train and hire its own advanced technology instructor staff. Prosoft also develops proprietary Internet/Intranet courseware and offers more than 40 customized, on-line, hands-on and instructor-led Internet/Intranet-related courses for end-users, system engineers and developers. While for the period from December 8, 1995 to April 30, 1997, approximately 56% of the Company's revenues were generated from JTPA funded vocational training, the Company expects a significant majority of its revenues in the future will come from the delivery of commercial Internet/Intranet training to the employees of organizations ranging from Fortune 1000 corporations to small entrepreneurial enterprises throughout the United States.

  The Company believes that the market for Internet and Intranet training is substantial. The Internet is the world's largest network of computer networks, and one which grows everyday. Companies are also beginning to develop private internal networking systems called Intranets, which use the infrastructure, standards and many of the technologies of the Internet and the World Wide Web, but are cordoned off and protected from the public through software technologies known as "fire walls." Companies are developing Intranets in order to improve internal communications, facilitate employee training and motivation, and to reduce the need for paper-based materials such as operational and procedural manuals, internal phone books, requisition forms, and other items that must be updated frequently. Intranets can integrate all of the computers within an organization, including software and databases, into a unified system that allows employees to quickly access and utilize information.

  Prosoft's Internet/Intranet instruction is made available through Company operated Internet/Intranet Training and Resource Centers ("Training Centers") as well as through on-site tailored training for large organizations. Each Prosoft student who takes an Internet or Intranet class is taught using a personal computer that is connected to the Internet. As of September 1, 1997, the Company had opened 37 Training Centers in 22 states. The Company plans to continue to expand the number of Training Centers across the country, with the goal of creating a nationwide network of Training Centers that will make Prosoft a primary choice for Fortune 1000 corporations and other smaller firms that require unified, quality Internet and Intranet training. The Company also offers tailored on-site training, usually for larger organizations with a significant number of trainees. Because Prosoft's typical customer is expected to be a medium or large organization with offices in different geographic locations, the Company believes that effective Internet and Intranet training must be available at many locations throughout the country and must be consistently delivered so that all members of the organization have a common understanding of the uses and applicability of the technologies being taught. As such, Prosoft believes that the development of a nationwide network of Prosoft Training Centers is essential to the delivery of quality Internet/Intranet instruction.

  A typical Training Center ranges in size from 600 to 5,000 square feet and is comprised of from one to four classrooms that can accommodate approximately
12 to 16 students per classroom. The Company has either leased commercial space for the Training Centers or has entered into marketing affiliations with existing computer training, consulting, distribution and reseller companies. Under such marketing affiliations, the affiliate typically makes classroom space available to Prosoft in exchange for a royalty payment based upon the training revenue collected by Prosoft. Whether Prosoft leases commercial space or enters into a marketing affiliation, the Company is responsible for building the infrastructure of the Training Center to its specifications. The Company's commercial Internet/Intranet training courses range in length from one to five days at a cost of between $295 to $795 per day per student.

  Prosoft has offered and will continue to offer a significant number of courses relating to Microsoft products. In addition, the Company will continue to attempt to develop strategic alliances with local training affiliates under its Affiliate Program and with software manufacturers. Because of these strategic alliances and the Company's broad categorical expertise in Internet and Intranet training ranging from the most advanced system engineering to end-user training, Prosoft believes that it is well-positioned to sell its training to small, medium and large corporations and other organizations. As a result of the Company's approach to Internet/Intranet training, which features highly-trained instructors, course materials designed by the Company's internal courseware department, live T-1 lines connected to the Internet, individual computers for each student and rigorous pre- and post-testing of students, the Company believes it can offer among the highest quality, consistent Internet curriculum in the industry. In addition, because of the short curriculum development cycle that the Company maintains, it can quickly create new course offerings to support new and emerging technologies. Internet/Intranet software offerings and technology will continue to evolve and training related to such software and technology will need to keep pace. Technology trends indicate that end-user interfaces are and will become more intuitive and user-friendly while system engineering and solution development required to support these simple interfaces will become increasingly complex. Because Prosoft addresses the full range of Internet and Intranet technology training, the Company believes it is well positioned to pursue and deliver on the expanding advanced Internet technology training opportunities.

  In June 1996, Prosoft created a division to develop and publish Internet, Intranet and distant learning courseware and curriculum, which Prosoft uses in its Internet/Intranet classes. The Company has several proprietary courseware projects under development that support Microsoft, Netscape and Sun Microsystems Internet/Intranet technologies.

  The business of the Company was initially operated as a sole proprietorship (the "Proprietorship") beginning in February 1995. In December 1995, Pro-Soft Development Corp., a California corporation ("Old ProSoft") was incorporated and acquired the business from the Proprietorship effective January 1, 1996. In March 1996, the Company entered into a reorganization (the "Reorganization") with Old ProSoft and the Old ProSoft shareholders, whereby (i) the Old ProSoft shareholders received shares of Common Stock of the Company in exchange for their shares of Old ProSoft, (ii) the Company changed its name to ProSoft Development, Inc., and (iii) Old ProSoft became a wholly-owned subsidiary of the Company. The Company changed its name to Prosoft I-Net Solutions, Inc. in October 1996. The Company was incorporated in Nevada in March 1985 as Tel-Fed, Inc. From its incorporation until the Reorganization, the Company had no significant operations.

  Under applicable accounting rules, for financial statement purposes, the Reorganization is required to be accounted for as an acquisition of the Company by Old ProSoft, with the additional shares held by the Company's prior shareholders reflected as a recapitalization of Old ProSoft. As a result, the consolidated financial statements included in this Prospectus for the Company reflect, for the period prior to the Reorganization, the operations of Old ProSoft. Financial statements of the Proprietorship are also included herein. The Company's executive offices are located at 2333 North Broadway, Suite 300, Santa Ana, California 92706 and its telephone number is (714) 953-1200.

                                  THE OFFERING

Common Stock Offered by the
 Selling Stockholders..............  5,309,259 shares(1)
Common Stock to be outstanding
 after this Offering...............  10,459,399 shares(1)(2)
Use of Proceeds....................  Other than the exercise price of such of the Warrants as may be exercised, none of
                                     the proceeds from the sale of shares by the
                                     Selling Stockholders will be received by
                                     the Company. The gross proceeds to the
                                     Company in the event that all of the
                                     Warrants are exercised would be
                                     approximately $1,786,414. Any proceeds
                                     received by the Company will be utilized
                                     for working capital and general corporate
                                     purposes.
NASDAQ SmallCap Symbol............   POSO

____________________

(1)  Includes 321,664 shares issuable upon exercise of the Warrants.
(2) Does not include 2,190,694 shares reserved for issuance upon the exercise of outstanding stock options and warrants, other than the Warrants.

                                 RISK FACTORS

     INVESTMENT IN THE COMPANY INVOLVES A HIGH DEGREE OF RISK AND THE SECURITIES OFFERED HEREBY SHOULD NOT BE PURCHASED BY INVESTORS WHO CANNOT AFFORD TO LOSE THEIR ENTIRE INVESTMENT. IN ADDITION TO THE OTHER FACTORS SET FORTH IN THIS PROSPECTUS, PROSPECTIVE INVESTORS SHOULD CAREFULLY EVALUATE THE FOLLOWING RISK FACTORS BEFORE MAKING AN INVESTMENT DECISION.

EXTREMELY LIMITED OPERATING HISTORY AND EXPECTATION OF CONTINUING SIGNIFICANT LOSSES

     The Company has an extremely limited operating history, which makes it difficult to predict future operating results. Although the Company was formed in 1985, from its incorporation until its acquisition of Old ProSoft in March 1996, it had no significant operations. The business of the Company was only begun in February 1995 where it was run as the Proprietorship until its acquisition by Old ProSoft in January 1996. The first Training Center was not opened until late 1995. As a result, there is little financial information concerning the business of the Company of the type commonly used by investors to evaluate a potential investment. In addition, certain aspects of the Company's business are relatively new and have not yet been fully tested in the marketplace. The Company incurred a net loss of $3,074,123 from December 8, 1995 through July 31, 1996. For the nine months ended April 30, 1997, the Company incurred a net loss of $14,063,392 and expects to continue to incur losses on a quarterly basis through at least the second quarter of fiscal 1998. The Company has achieved only limited revenues to date, with revenues of $77,477 for the period from February 1, 1995 to December 31, 1995 and $2,439,678 for the period from December 8, 1995 to April 30, 1997. The Company's ability to generate significant revenues in the future is subject to uncertainty, particularly with respect to the Internet/Intranet training on which it intends to focus. There can be no assurances that the Company will be able to address any of those challenges, that its activities will be successful or that meaningful revenues or profits will result from these activities.

POTENTIAL FLUCTUATIONS IN OPERATING RESULTS

     As a result of the Company's extremely limited operating history as well as the very recent emergence of the market addressed by the Company, the Company has neither internal nor industry-based historical financial data for any significant period of time upon which to base planned operating revenues and expenses. The Company has incurred significant net losses to date and expects to continue to incur losses on a quarterly basis through at least the second quarter of fiscal 1998. For the period from December 8, 1995 to July 31, 1996, the Company had a net loss of $3,074,123 and negative cash flow from operations of $3,043,328. In addition, the Company had a net loss of $14,063,392 and negative cash flow from operations of $11,238,383 for the nine months ended April 30, 1997. The Company does not expect to increase its operating expenses substantially to fund the planned expansion of its network of Training Centers. However, to the extent these expenses do increase and precede or are not subsequently and timely followed by increased revenues, the Company's business, results of operation and financial condition will be materially adversely affected. The Company expects to be subject to some seasonal fluctuations in its operating results, with revenues in November and December expected to be lower because of decreased enrollment in its classes due to holidays. However, the Company is unable to predict the extent of such seasonal fluctuations with certainty due to its limited operating history.

UNCERTAINTY OF RAPIDLY EVOLVING MARKET

     While a majority of the Company's limited revenues to date have been generated from JTPA vocational training, the Company expects a significant majority of its revenues in the future will come from the delivery of commercial Internet/Intranet training to the employees of organizations ranging from Fortune 1000 corporations to small entrepreneurial enterprises throughout the United States. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Development of Business." The market for these Internet/Intranet products and services has only recently begun to develop and is rapidly evolving. The Company and its prospects must be considered in light of the risks, costs and difficulties frequently encountered by companies in their early stage of development, particularly companies in the new and rapidly evolving Internet market. In order to be successful, the Company must, among other things, continue to attract, retain and motivate qualified training personnel, successfully implement its Internet/Intranet training programs, open a substantial number of new Training Centers, respond to competitive developments and successfully expand its internal infrastructure, particularly sales, marketing and administrative personnel and its accounting system. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." Moreover, due to the intense competition in the emerging markets addressed by the Company, the Company must seek to expand all aspects of its business rapidly, which increases the challenges facing the Company, making it more difficult for the Company to recover from business errors.

RISK OF INABILITY TO MANAGE RAPID GROWTH AND ATTRACT QUALIFIED PERSONNEL

     The Company is currently experiencing a period of rapid growth that has placed, and could continue to place, a significant strain on the Company's financial, management and other resources. The Company's ability to manage its growth effectively will require it to continue to improve its operational, financial and management information systems, and to attract, train, motivate, manage and retain key employees. In particular, the Company's planned expansion of Training Centers places significant pressure on the Company to attract, train and retain qualified instructors for its Training Centers. In order to locate new instructors, the Company is advertising in local and national markets via electronic services (including its own Web site and other sites that offer job postings), newspapers and trade publications. Additionally, the Company has engaged a recruiter who specializes in technical recruiting. The Company's performance is also dependent upon a number of other factors, including its ability to locate acceptable commercial space to lease for its Training Centers. Although the Company raised approximately $27 million from private placements of its stock in February through April 1997, its future success will be dependent upon its ability to generate revenues and profits and, if necessary, additional financing to fund continued growth. See "Future Capital Requirements and Uncertainty of Future Funding." There can be no assurance that management of the Company will be able to effectively manage the expansion of the Company's operations or achieve the rapid execution necessary to fully exploit any potential market opportunity for the Company's products and services. If the Company's management becomes unable to manage growth effectively, the Company's business, operating results and financial condition could be materially adversely affected.

FUTURE CAPITAL REQUIREMENTS AND UNCERTAINTY OF FUTURE FUNDING

     Since inception, the Company has been dependent on outside financing to fund its growth. The Company raised approximately $27 million from the private placement of 2,489,922 shares of Common Stock in February through April 1997. The Company anticipates that the proceeds from these offerings will be sufficient to meet its needs for working capital expenditures through at least fiscal 1998. However, the Company's long-term capital requirements will be dependent on numerous factors, including the rate at which new Training Centers are opened, the profitability of existing Training Centers and the acquisition and/or development of additional training tools. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources."

NEED TO RESPOND TO RAPID TECHNOLOGICAL CHANGE

     The market for the Company's products and services is characterized by rapid technological change, changing customer needs, frequent new product introductions and evolving industry standards. These market characteristics are exacerbated by the emerging nature of the Internet market and the fact that many companies are expected to introduce new Internet products and services in the near future. The Company's future success will depend in significant part on its ability to continually and on a timely basis introduce new products, services and technologies and to continue to improve the Company's products and services in response to both evolving demands of the marketplace and competitive product offerings.

RELIANCE ON CURRENT MANAGEMENT

     The Company is highly dependent upon the efforts of its officers who are and will continue to be instrumental in the development of the Company's business concept and the management of the Company's business. See "MANAGEMENT." The loss of services of any one or more members of current management could have a material adverse effect on the Company. The Company currently does not have employment contracts with any of its employees, including management.

DEPENDENCE ON STRATEGIC AFFILIATES

     The Company has focused and expects to continue to focus on the development of strategic relationships with key strategic affiliates such as Microsoft, Netscape and other Internet and Intranet software developers. The Company's success will depend in part on the success of those strategic affiliates and the Company's ability to establish successful strategic relationships with other entities. Although the Company has entered into informal arrangements with several key strategic affiliates, the Company has not entered into any long-term agreements with any such affiliates and no assurances can be given that such relationships will be maintained. See "BUSINESS -- Strategic Alliances."

HIGHLY COMPETITIVE MARKET

     The higher education market is highly competitive. The Company is subject to intense competition from a large number of public and private companies providing training, many of which are older, larger and have greater financial and personnel resources than the Company. In addition, the market for Internet products and services has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants with competing products and services. See

"Need to Respond to Rapid Technological Change." There can be no assurance that the Company will be able to compete successfully against its current or future competitors or that competition will not have a material adverse effect on the Company's business, operating results and financial condition. See "BUSINESS -- Competition."

CONCENTRATION OF BUSINESS

     During the period December 8, 1995 to April 30, 1997, the Company derived approximately 15%, 17% and 12%, respectively, of its total revenues from the County of Los Angeles, the City of Los Angeles and South Bay (a Private Industry Council), respectively. Each of these southern California governmental agencies provided JTPA vocational training funds for students in the Company's Training Centers. Although a majority of the Company's limited revenues to date have been generated from JTPA vocational training, the Company expects a significant majority of its revenues in the future will come from commercial Internet/Intranet training of the employees of organizations ranging from Fortune 1000 corporations to small entrepreneurial enterprises throughout the United States, and the reliance on these three agencies will diminish. However, until such time as the Company is not as dependent on JTPA vocational training for a significant portion of its revenues, the loss of, or significant adverse change in, the relationship between the Company and any of these three agencies could have a material adverse effect on the Company's business, operating results and financial conditions. See "BUSINESS -- Government Regulation."

LIMITED MARKET FOR SECURITIES OF THE COMPANY; POSSIBLE VOLATILITY OF STOCK PRICE

     There is a very limited trading market for the securities of the Company. The Common Stock was approved for quotation on the NASDAQ SmallCap Market effective December 6, 1996. Previously, trading, if any, in the Company's securities was conducted in the over-the-counter market on the NASD OTC Electronic Bulletin Board established for securities that do not meet NASDAQ listing requirements. See "PRICE OF COMMON STOCK AND DIVIDEND POLICY." The market price for the Common Stock of the Company may be highly volatile depending on various factors, including the general economy, stock market conditions, announcements by the Company or its competitors, the small trading volume of the Common Stock, and other events or factors. See "Shares Eligible for Future Sale."

SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock by existing stockholders pursuant to Rule 144 under the Securities Act, pursuant to this Registration Statement or otherwise could have an adverse effect on the price of the Company's Common Stock. On September 1, 1997, the Company had outstanding 10,137,735 shares of Common Stock, substantially all of which are "restricted securities" as defined in Rule 144 and which may not be sold without registration under the Securities Act unless pursuant to an applicable exemption therefrom. Over 6,500,000 of such shares are eligible for sale under Rule 144, subject to the satisfaction of certain conditions, although holders of approximately 4,000,000 of such shares have agreed not to sell their shares under Rule 144 prior to January 15, 1998 without the prior written consent of the Company. See "DESCRIPTION OF COMMON STOCK -- Shares Eligible for Future Sale."

     The Company has registered the sale of up to 5,309,259 shares of Common Stock under the Registration Statements of which this Prospectus is a part.
See "DESCRIPTION OF CAPITAL STOCK --Registration Rights." Of the shares covered by the Registration Statements, 2,215,340 shares are held by stockholders who have agreed not to sell, under this Prospectus, more than 1% of their respective Shares held as of November 27, 1996 for each month that elapses after that date, unless the Company's written consent is obtained, although approximately 1,900,000 of those Shares are eligible for sale under Rule 144. However, holders of substantially all of those shares have agreed not to sell their shares under Rule 144 prior to January 15, 1998 without the prior written consent of the Company. See "DESCRIPTION OF CAPITAL STOCK-- Shares Eligible for Future Sale." In addition, the Company has registered up to 1,792,500 shares issuable upon exercise of outstanding options to purchase Common Stock of the Company held by employees and consultants of the Company. As of September 1, 1997, 1,334,356 of these options were exercisable.

     The Company has had a very limited trading volume in its Common Stock to date. Sales of substantial amounts of Common Stock of the Company under Rule 144, this Registration Statement or otherwise could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital at that time through the sale of its securities. See "DESCRIPTION OF CAPITAL STOCK -- Shares Eligible for Future Sale."

NO DIVIDENDS

     As of the date of this Prospectus, the Company has not paid any cash dividends on its Common Stock and does not intend to declare any such dividends in the foreseeable future. The Company's ability to pay dividends is subject to limitations imposed by Nevada law and, as a quasi-California corporation, to the more restrictive provisions of California law. Under Nevada law, dividends may be paid to the extent that the corporation's assets exceed its liabilities and it is able to pay its debts as they become due in the usual course of business. California law generally prohibits a corporation from paying dividends unless the retained earnings of the corporation immediately prior to the distribution exceed the amount of the distribution. Alternatively, a corporation may pay dividends if (i) the assets of the corporation exceed 1 1/4 times its liabilities; and (ii) the current assets of the corporation equal or exceed its current liabilities, but if the average pre-tax earnings of the corporation before interest expense for the two years preceding the distribution was less than the average interest expense of the corporation for those years, the current assets of the corporation must exceed 1 1/4 times its current liabilities. See "PRICE OF COMMON STOCK AND DIVIDEND POLICY" and "DESCRIPTION OF CAPITAL STOCK."

EFFECT OF ANTI-TAKEOVER PROVISIONS

     The Company is subject to the anti-takeover provisions of Sections 78.411 through 78.444 of the Nevada Revised Statutes, which restrict certain "combinations" with "interested stockholders" unless certain conditions are met. In addition, the Company's Bylaws provide that the Company's Board of Directors will be divided into three classes of directors serving staggered three-year terms and eliminate the right of stockholders to act by written consent without a meeting, unless such written consent is unanimous. All of the foregoing could have the effect of delaying or deterring unsolicited takeover attempts and could adversely affect prevailing market prices for the Company's Common Stock. See "DESCRIPTION OF CAPITAL STOCK -- Nevada Anti-Takeover Laws and Certain Charter Provisions."

                                USE OF PROCEEDS

     Other than the exercise price of such of the Warrants as may be exercised, the Company will not receive any proceeds from the sale of Shares by the Selling Stockholders. Holders of the Warrants are not obligated to exercise their Warrants, and there can be no assurance that such holders will choose to exercise all or any of such Warrants. The gross proceeds to the Company in the event that all of the Warrants are exercised would be approximately $1,786,414. Any proceeds received by the Company will be utilized for working capital and general corporate purposes.

                   PRICE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock currently trades on the NASDAQ SmallCap Market, under the trading symbol of "POSO." Prior to December 6, 1996, the Company's Common Stock traded on the National Association of Security Dealers Over-the-Counter (OTC) Market Bulletin Board. The following table sets forth the high and low bid quotation for the Common Stock as reported by various Bulletin Board market makers. The quotations do not reflect adjustments for retail mark-ups, mark-downs, or commissions and may not necessarily represent actual transactions. There were no trades of the Company's Common Stock between August 1, 1994 and April 1, 1996, therefore the following table does not reflect the bid price per share during the quarters ending prior to April 1, 1996.


               Quarter                    Low Bid   High Bid
               -------                    -------   --------
May 1, 1997 -- July 31, 1997               $6.25      $10.75
February 1, 1997 -- April 30, 1997         $11.00     $18.00
November 1, 1996 -- January 31, 1997       $16.38     $20.00
August 1, 1996 -- October 31, 1996         $18.00     $20.00
May 1, 1996 -- July 31, 1996               $15.00     $19.00
February 1, 1996 -- April 30, 1996         $ 6.00     $15.00

     On September 5, 1997, the closing bid price for the Common Stock was $11.25.

             On September 5, 1997, the Company had approximately 600 stockholders of record.

     To date, no dividends have been declared or paid on any capital stock of the Company, and the Company does not anticipate paying any dividends in the foreseeable future.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at April 30, 1997.

                                                               April 30, 1997
                                                               --------------
Capital lease obligations, net of current portion...........    $    446,478
                                                                ------------
Stockholder's equity:
   Common stock, $.001 par value; 50,000,000 shares
   authorized; 9,910,367 shares issued and outstanding(1)...           9,910
   Additional paid-in capital...............................      36,649,893
   Note receivable from stockholder.........................          (9,500)
   Accumulated deficit......................................     (17,137,515)
                                                                ------------
       Total stockholder's equity...........................      19,512,788
                                                                ------------
         Total capitalization...............................    $ 19,959,266
                                                                ============

____________________
(1) Excludes: (i) an aggregate of 1,106,500 shares reserved for issuance under the Company's Amended 1996 Stock Option Plan, of which 707,103 shares were subject to outstanding options as of April 30, 1997 at exercise prices ranging from $3.50 to $19.75 per share, with a weighted average exercise price of $6.24 per share; (ii) 933,700 shares subject to other outstanding options as of April 30, 1997 at an exercise price of $1.00 per share; and
     (iii) 429,140 shares issuable upon exercise of warrants (including the Warrants) at exercise prices ranging from $1.00 to $11.00, with a weighted average exercise price of $6.62.

                            SELECTED FINANCIAL DATA

     The consolidated financial data as of July 31, 1996 and for the period December 8, 1995 to July 31, 1996 has been derived from, and is qualified by reference to, the consolidated financial statements of the Company included elsewhere herein which have been audited by Ernst & Young, LLP, independent auditors. The financial data of the Proprietorship as of December 31, 1995 and for the period February 1, 1995 to December 31, 1995 has been derived from, and is qualified by reference to, the financial statements of the Proprietorship included elsewhere herein, which have been audited by Kelly & Company, independent auditors. The financial data as of April 30, 1997 and for the nine-month periods ended April 30, 1996 and 1997 is derived from unaudited financial statements included elsewhere in this Prospectus. The unaudited financial data include, in the opinion of management, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the Company's and the Proprietorship's financial position at those dates and results of operation for those periods. The results for the nine months ended April 30, 1997 are not necessarily indicative of the results for any future period. The following data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the Proprietorship and the notes thereto included elsewhere in this Prospectus.

                                                       PROPRIETORSHIP      COMPANY           (1)            COMPANY
                                                       ---------------   ------------   -----------      -------------
                                                                                             NINE            NINE
                                                         FEBRUARY 1,     DECEMBER 8,        MONTHS          MONTHS
                                                           1995 TO         1995 TO          ENDED            ENDED
                                                        DECEMBER 31,       JULY 31,       APRIL 30,        APRIL 30,
                                                            1995             1996           1996              1997
                                                       --------------    ------------   -----------      -------------
CONSOLIDATED STATEMENT OF OPERATIONS
 DATA:
Revenue.............................................        $  77,477    $   907,772    $   405,280      $  1,531,906
Cost of services....................................           60,526        698,725        454,035         5,601,199
                                                            ---------    -----------    -----------      ------------
Gross profit (loss).................................           16,951        209,047        (45,755)       (4,069,293)
Operating expenses:
  Sales and marketing...............................           44,769        426,221        113,981         3,129,340
  General and administrative........................          556,382      2,788,188        963,015         6,943,830
                                                            ---------    -----------    -----------      ------------
Loss from operations................................         (584,200)    (3,005,362)    (1,125,751)      (14,142,463)
Interest income (expense)...........................          (20,126)       (67,961)       (21,212)           83,071
                                                            ---------    -----------    -----------      ------------
Loss before provision for taxes.....................         (604,326)    (3,073,323)    (1,146,963)      (14,059,392)
Provision for state franchise tax...................               --            800              0             4,000
                                                            ---------    -----------    -----------      ------------
Net loss............................................        $(604,326)   $(3,074,123)   $(1,146,963)     $(14,063,392)
                                                            =========    ===========    ===========      ============
Net loss per share..................................                          $(0.61)                          $(1.77)
                                                                         ===========                     ============
Shares used in computing net loss per share.........                       5,011,781                        7,933,313
                                                                         ===========                     ============

                                                             AT                   AT                  AT
                                                        DECEMBER 31,           JULY 31,           APRIL 30,
                                                            1995                 1996                1997
                                                        ------------          ----------          -----------
CONSOLIDATED BALANCE SHEET DATA:
Working capital (deficiency)........................      $(561,885)          $6,764,828          $16,619,486
Total assets........................................        765,990            8,997,490           24,570,574
Capital lease obligations, net of current portion...        308,671              437,532              446,478
Stockholders' equity (owner's deficit)..............       (194,473)           7,694,729           19,512,788

____________________

(1) Represents operations of the Proprietorship from August 1, 1995 through December 31, 1995 and of the Company from December 8, 1995 through April 30, 1996.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the financial statements and notes thereto found elsewhere herein. In March 1996, the Company and Old ProSoft completed a reorganization pursuant to an Agreement and Plan of Reorganization whereby Old ProSoft became a wholly-owned subsidiary of the Company. Although the Company survived as the parent of Old ProSoft, the transaction was accounted for such that the financial statements for the Company following the transaction are the financial statements of Old ProSoft, with the additional shares held by the Company's prior shareholders reflected as a recapitalization of Old ProSoft. The assets and operating results of the Company separate from Old ProSoft are not material and separate financial statements of the Company prior to the transaction are not presented herein.
The financial statements of the Proprietorship, which operated the business from its inception in February 1995 until it was acquired by Old ProSoft January 1, 1996, are included herein.

DEVELOPMENT OF BUSINESS

     Prosoft, and prior to that, the Proprietorship, have delivered training in the vocational and advanced technical education business since February 1995. Initially, a majority of time and resources were spent in the development of government funded, JTPA vocational business and qualifying as a recipient of JTPA funds. Resources were also spent training and developing the initial staff of Microsoft Certified Engineers, Developers and Trainers and in securing and maintaining its status as a Microsoft ATEC. Vocational training sales commenced on a limited basis at the end of 1995.

     For the period from December 8, 1995 to April 30, 1997, JTPA funded vocational training accounted for approximately 56% of the Company's revenues, while commercial training accounted for approximately 44% of the Company's revenues. However, with the recent expansion of the Company's Training Centers, the Company expects revenues from commercial training to account for a majority of the Company's revenues in fiscal 1997.

     Upon completion of a private placement of stock in February 1996, the Company had the resources to expand its vocational training capacity in March through May of 1996. As the Company began to graduate MCSEs, MCSDs and MCPs, it was able to retain several of these graduates as instructors to accommodate the expanding vocational business.

     Concurrent with the expansion of the government-funded vocational business, the Company embarked on a strategy to build a nationwide network of Training Centers. The Company developed and opened its first two Training Centers in late 1995 in Buena Park and Palmdale, California, and opened a third Training Center in February 1996 in North Hollywood, California. As of September 1, 1997, the Company had opened 37 Training Centers located in 22 states. The Company is also in preliminary negotiations for approximately four additional sites around the country. To support this expansion strategy, the Company significantly increased its accounting, operational, administrative, marketing, sales, courseware development, instructor development, instructor, information systems and technology staffing.

     As a result of the start-up nature of the Company's business through April 30, 1997 and the shift in focus from vocational to commercial training which is currently in process, the Company does not believe that the results of operations of the Company through April 30, 1997 are indicative of future results.

RESULTS OF OPERATIONS

 Nine Months Ended April 30, 1997 Compared to Nine Months Ended April 30, 1996

     Revenues. Revenues for the nine-month period ended April 30, 1997 were $1,531,906, compared with $405,280 for the nine-month period ended April 30, 1996. The increase in revenues is attributable to the increase in the number of students taking classes from the Company. This is a direct result of the expansion of the Company from two locations on April 30, 1996 to 26 locations on April 30, 1997.

     Cost of Services. The Company's cost of services includes the costs associated with course instructors, content developers, course materials and equipment and classroom facilities. Cost of services for the nine-month period ended April 30, 1997 were $5,601,199, compared with $454,035 for the nine-month period ended April 30, 1996. This increase is primarily the result of an increased number of course events, a larger course library, and an increase in the number of and training of instructors and content developers in the nine-month period ended April 30, 1997 compared to the corresponding period of the prior year.

     Sales and Marketing. Sales and marketing expense consists of salaries, commissions and travel-related costs of sales and marketing personnel, the costs of designing, producing and distributing direct mail marketing and media advertisements, and the costs of the information systems to support these activities. Sales and marketing expense for the nine-month period ended April 30, 1997 were $3,129,340, compared with $113,981 for the nine-month period ended April 30, 1996. The increase in sales and marketing expense is due to an increase in marketing intended to reach a broader range of potential customers, to expand the Company's presence in certain U.S. cities and to communicate the availability of new course titles.

     General and Administrative. General and administrative expenses for the nine-month period ended April 30, 1997 were $6,943,830, compared to $963,015 for the nine-month period ended April 30, 1996. This increase is primarily due to the continued buildup of the administrative staffing needed to support the expansion of sites and the growth in sales.

     Interest. Net interest income for the nine-month period ended April 30, 1997 was $83,071, compared to net interest expense of $21,212 for the nine-month period ended April 30, 1996. Interest expense, which consists principally of interest paid on capital leases, increased for the nine-month period ended April 30, 1997 due to an increase in the amount of equipment financed through capital leases. However, this increase was more than offset by interest earned from higher cash balances generated by the proceeds from private placements completed in late 1996 and early 1997.

     Net Loss. Net loss for the nine-month period ended April 30, 1997 was $14,063,392, compared to $1,146,963 for the nine-month period ended April 30, 1996. The increase in net loss resulted from (i) increased staffing, (ii) the opening of new Training Centers without a corresponding increase in revenues,
(iii) developing new courseware, and (iv) an increase in the Company's sales and marketing efforts.

 December 8, 1995 to July 31, 1996 Compared to February 1, 1995 to December 31, 1995

     Revenues. Revenues for the period from December 8, 1995 to July 31, 1996 were $907,722, compared to $77,477 for the period from February 1, 1995 to December 31, 1995. The increase was principally attributable to an increase in the number of students enrolled in the Company's JTPA vocational training programs. In January 1995, the number of students enrolled was 16 with monthly training revenue of $34,000. By July 1996, student enrollment was up to 102 and monthly training revenue was $213,000. The Company projects limited revenue growth from JTPA vocational training in the future. The Company projects substantial revenue growth in the future based on the expansion in the number of sites, and its ability to deliver training in Internet and Intranet technologies, and the Microsoft Back Office family of products.

     Cost of Services. Cost of services for the period ended July 31, 1996 was $698,725, compared to $60,526 for the period ended December 31, 1995. For the period ended July 31, 1996, cost of services primarily consisted of courseware ($244,000), instructor salaries ($177,000) and overhead salaries ($161,000). These costs are generally variable with revenues. The increase was principally attributable to an increase in the number of classes being conducted, and the related increase in the number of students attending those classes. The gross margin for the period ended July 31, 1996 was 23%, compared to a gross margin of 22% for the period ended December 31, 1995.

     Sales and Marketing. Sales and marketing expenses for the period ended July 31, 1996 were $426,221, compared to $44,769 for the period ended December 31, 1995. For the period ended July 31, 1996, sales and marketing expenses primarily consisted of promotions ($200,000), advertising ($90,000) and travel ($75,000). The increase in sales and marketing expenses was based on the following: (i) new positioning of the Company in the commercial market of Internet and Intranet training, (ii) establishing a national presence and image,
(iii) opening of a national sales office in Jacksonville Florida, (iv) hiring four regional sales managers, and (v) participating in the Microsoft World Wide Live promotion.

     General and Administrative. General and administrative expenses for the period ended July 31, 1996 were $2,788,188, compared to $556,382 for the period ended December 31, 1995. For the period ended July 31, 1996, general and administrative expenses primarily consisted of payroll ($1,510,000), depreciation ($257,000) and rent ($206,000). Other than $381,000 of compensation related to stock issued to the founders, these costs are substantially fixed costs. The increase in general and administrative expenses related primarily to expenses incurred in hiring and staffing of additional personnel to support the business expansion.

     Interest Expense. Interest expense for the period ended July 31, 1996 was $67,961, compared to $20,126 for the period ended December 31, 1995. For the period ended July 31, 1996, interest expense consisted solely of interest paid on capital equipment leases. The increase in interest expense is related to the increase in the amount of equipment financed through capital leases.

     Net Loss. Net loss increased for the period ended July 31, 1996 to $3,074,123, compared to $604,326 for the period ended December 31, 1995. The increase in net loss resulted from (i) increased staffing, (ii) the opening of new Training Centers without a corresponding increase in revenues, (iii) developing new courseware, and (iv) an increase in the Company's sales and marketing efforts.

LIQUIDITY AND CAPITAL RESOURCES

     From inception, the Company has financed its operations and met a portion of its capital expenditure requirements primarily through net proceeds from private sales of equity securities. Cash and cash equivalents increased from $6,466,460 at July 31, 1996 to $13,803,703 at April 30, 1997. For the nine months ending April 30, 1997, operating activities used cash of $11,238,383, primarily due to a net operating loss of $14,063,392.

     In October 1996, the Company entered into an agreement with the investment banking firm of Smith Barney Inc. pursuant to which Smith Barney acted as placement agent in connection with a private placement of the Company's securities. From February through April 1997, the Company received gross proceeds of approximately $22 million in this private placement through the sale of 2,081,758 shares of common stock. Net proceeds from that offering, after payment of commissions and finders fees, was $20,811,332. The proceeds from that offering are being used by the Company for working capital expenditures.

     During the nine months ended April 30, 1997, the Company invested $1,282,612 in equipment and leasehold improvements. The Company currently estimates that the cost to open a Training Center is approximately $100,000. The Company anticipates purchases of equipment and furniture of approximately an additional $3,000,000 as it expands the number of Training Centers through fiscal 1998. However, that amount may change depending on the speed and breadth of the national expansion. The Company anticipates that it will continue to be able to purchase a portion of this equipment and furniture through lease lines of credit.

     As its expansion continues, the Company may need to add internal infrastructure, which will also require additional capital expenditures. As sales increase, additional personnel will continue to be needed not only for training but also for affiliate support, administration and accounting. Besides personnel, plans have been implemented to increase the capacity of many of the Company's management information systems to handle the anticipated growth in sales, and the Company is developing a sophisticated customer reservation system and an enhanced web page for customers.

     In April 1997, the Company sold 408,164 shares of its common stock to an institutional investor for $5 million. This amount was placed in escrow but subsequently released to the Company upon effectiveness of the registration statement of which this Prospectus is a part. If the registration statement had not been declared effective by December 31, 1997, the investor would have had certain rights of rescission of its investment. The net proceeds from this offering were $4,700,008.

     In April 1997, the Company made a 30-day loan to one of its vendors, a computer memory distributor, in the principal amount of $500,000. This loan bore interest at a rate equal to 9.5% per annum, and was guaranteed by a principal of the borrower who had secured the guaranty with a pledge of certain of his shares in the borrower. The loan and accrued interest were repaid to the Company on May 9, 1997.

     The Company anticipates that its existing resources will be sufficient to meet its needs for working capital expenditures through at least fiscal 1998, including the planned expansion of Training Centers. The Company's long-term capital requirements will depend on numerous factors, including the rate at which new Training Centers are opened, the profitability of existing Training Centers and the acquisition and/or development of additional training tools.

     The above discussion concerning future financing needs, business expansion and factors affecting liquidity are forward-looking statements. Although management believes that these statements are reasonable in view of the facts available to it, there can be no assurance that all of these statements will prove to be accurate. There are numerous factors which could have a material impact upon whether these projections could be realized or whether these trends will continue. Among these factors are those set forth in "RISK FACTORS," as well as those discussed elsewhere herein.

                                   BUSINESS

OVERVIEW

     Prosoft I-Net Solutions, Inc. ("Prosoft" or the "Company") is incorporated under the laws of the State of Nevada. From its incorporation in May 1985 until March 1996, the Company had no significant operations. The business of the Company was initially operated as a sole proprietorship (the "Proprietorship") beginning in February 1995. In December 1995, Pro-Soft Development Corp., a California corporation ("Old ProSoft"), was incorporated and acquired the business from the Proprietorship effective January 1, 1996. In March 1996, the Company entered into an Agreement and Plan of Reorganization (the "Reorganization Agreement") with Old ProSoft and the Old ProSoft shareholders. Under the terms of the Reorganization Agreement, Old ProSoft shareholders received one share of Common Stock of the Company in exchange for each of their shares of Old ProSoft, and Old ProSoft became a wholly-owned subsidiary of the Company (the "Reorganization"). As part of the Reorganization, all of the executive officers and directors of the Company resigned and the executive officers and directors of Old ProSoft became the executive officers and directors of the Company and the Company changed its name from Tel-Fed, Inc. to ProSoft Development, Inc. The Company changed its name to Prosoft I-Net Solutions, Inc. in October 1996.

     Prosoft is engaged in the business of training individuals in small, medium and large organizations in Internet and Intranet technologies, with a current emphasis on Netscape- and Microsoft-based Internet/Intranet products and solutions. Prosoft is a certified Microsoft Authorized Technical Education Center ("ATEC"), which is a certification from Microsoft Corporation ("Microsoft") allowing the Company to teach courses using certified Microsoft courseware. In order to become a Microsoft ATEC, the Company first had to be designated by Microsoft as a Microsoft Solution Provider (which was received after the Company demonstrated to Microsoft that it trains others to use Microsoft products), then had to submit an ATEC application and comprehensive business plan to Microsoft for approval, which approval was received in November 1995. The Company is also a certified Private Post Secondary Institution in the State of California, and an approved recipient of Job Training Partnership Act (the "JTPA") funding, the last of which enables the Company to recruit, train and hire its own advanced technology instructor staff. Prosoft also develops proprietary Internet/Intranet courseware and offers more than 40 customized, on-line, hands-on and instructor-led Internet/Intranet-related courses for end-users, system engineers and developers.

     While JTPA funded vocational training accounted for approximately 56% of the Company's revenues through April 30, 1997, with the recent expansion of the Company's Internet/Intranet Training Resource Centers ("Training Centers"), the Company expects revenues from commercial training to account for a significant majority of the Company's revenues in the future.

     Internet/Intranet instruction is made available through Company-operated Training Centers offering commercial Internet/Intranet training to the employees of organizations ranging from Fortune 1000 corporations to small entrepreneurial enterprises throughout the United States. The Company also offers tailored training on-site at the customer's facility, usually for larger organizations with a significant number of trainees. On-site training facilities are set up by the customer, at its expense, in substantially the same configuration as a Training Center classroom. Each Prosoft student who takes an Internet or Intranet class is taught using a personal computer that is connected to the Internet. As of September 1, 1997, the Company had opened 37 Training Centers in the states of California, Colorado, Florida, Georgia, Illinois, Indiana, Kansas, Maryland, Massachusetts, Minnesota, Missouri, New Jersey, New York, North Carolina, Oklahoma, Pennsylvania,

South Carolina, Tennessee, Texas, Utah, Virginia, and Washington. The Company plans to continue its expansion across the country through fiscal 1998. In addition, the Company expects to continue offering tailored on-site training, usually for larger organizations with a significant number of trainees.

     A typical Training Center ranges in size from 600 to 5,000 square feet and is comprised of from one to four classrooms that can accommodate approximately 12 to 16 students per classroom. The Company has either leased commercial space for the Training Centers or has entered into marketing affiliations with existing computer training, consulting, distribution and reseller companies. Under such marketing affiliations, the affiliate typically makes classroom space available to Prosoft in exchange for a royalty payment based upon the training revenue collected by Prosoft. Whether Prosoft leases commercial space or enters into a marketing affiliation, the Company is responsible for building the infrastructure of the Training Center to its specifications. The Training Centers are connected directly to the Internet by means of a high speed T-1 line that guarantees a connection of 1.544 MBps and insures that the students' computers have the high speed bandwidth required to complete the complex, hands-on exercises efficiently, especially those exercises that are focused on the graphics-intensive World Wide Web. The Company's commercial Internet/Intranet training courses range in length from one to five days at a cost of between $295 to $795 per day per student.

     A common barrier to entry in the advanced technical education business is developing and maintaining a staff of qualified, motivated instructors. In addition to hiring experienced commercial instructors, Prosoft has developed a strategy to internally develop staff members to support a national network of Internet/Intranet training centers. Prosoft is an authorized recipient of JTPA funding and uses these funds to recruit displaced defense, airline and aerospace workers, provide them with instruction in advanced Microsoft and Internet/Intranet technologies, and then hire them as Microsoft Certified Professionals, Internet/Intranet Training Professionals or both. The JTPA-funded programs pay Prosoft approximately $10,000 for each displaced worker that receives advanced Microsoft technology training, which vocational training runs eight hours a day, five days a week and spans six to nine months. The Company has been successful at attracting and retraining displaced employees to become Microsoft Certified and qualified to teach the Company's Internet/Intranet curriculum. Each of the Company's vocational students graduates as a Microsoft Certified System Engineer, a Microsoft Certified Solution Developer, a Microsoft Certified Trainer (all three of these certifications fall under a designation known as a Microsoft Certified Professional or "MCP") or an Internet/Intranet Professional ("IIP"). As of September 1, 1997, Prosoft had employed approximately 38 full-time MCPs. In addition, as of September 1, 1997, the Company had approximately 32 additional students under development to be MCPs.

     Once a student completes vocational training, he or she is either placed into the job market through Prosoft's placement efforts or, if the student meets Prosoft's training standards, is retained by the Company and hired to teach in one of the Company's Training Centers. In addition, some students have been recruited directly by employers on the Company's property. Through September 1, 1997, 159 people had graduated from the Company's Training Centers and the Company had retained 24 graduates as instructors.

     In June 1996, Prosoft created a division to develop and publish Internet, Intranet and distant learning courseware and curriculum, which Prosoft uses in its Internet/Intranet classes. The Company has several proprietary courseware projects under development that support Microsoft, Netscape Communications Corp. ("Netscape") and Sun Microsystems Internet/Intranet technologies.

MARKET BACKGROUND

     Internet and Intranet information technology is transforming the way people live and work. Companies are migrating to Internet and Intranet technologies in order to improve customer service, seek productivity gains, access voluminous databases around the world, and attain or maintain a competitive profile. International Data Corp. and Forrester Research, Inc. estimate that the number of Internet users doubles every nine months and that there will be more than 200 million users by the year 2000. Forrester estimates that less than 10% of the population is currently connected to the Internet, with no estimate of how many of those connected actually know how to access the full potential of the medium.

     Companies are also beginning to develop private internal networking systems called Intranets, which use the infrastructure, standards and many of the technologies of the Internet and the World Wide Web, but are cordoned off and protected from the public through software programs known as "fire walls." Companies are developing Intranets in order to improve internal communications, facilitate employee training and motivation, and to reduce the need for paper-based materials such as operational and procedural manuals, internal phone books, requisition forms, and other items that must be updated frequently. Intranets can integrate all of the computers within an organization, including software and databases, into a unified system that allows employees to quickly access and utilize information. The percentage of large and mid-size companies employing some sort of Intranet system increased to 55% in 1996 from just 11% in 1995, according to Business Research Group of Newton, Massachusetts. Zona Research in Redwood City, California estimates that investment in Intranets could rise from approximately $2.7 billion in 1996 to more than $13 billion in 1999.

     The Company believes that the market for Internet and Intranet training is substantial. The Internet is the world's largest network of computer networks, and one which grows everyday. Originally conceived and implemented by the U.S. Department of Defense and later taken over by the National Science Foundation, the Internet was developed for scientists and those in academia. It was not developed nor intended for the average American or as a corporate information tool, and as a result, it is neither intuitive nor user friendly. In the eyes of many executives in corporate America, understanding how to efficiently move through this "maze" and identify and manage its power is critical if the Internet is to achieve its full promise as a productivity tool and not become merely a distraction in the workplace.

PROSOFT'S MARKET POSITIONING

     Prosoft has and will continue to develop courseware, provide training and deliver technical support relating to the Internet and Intranets as a competitive business tool.

     Because the Company's Internet/Intranet training relates primarily to the software products developed by the major Internet software companies, Microsoft and Netscape, the business strategies of these companies are highly relevant to Prosoft. Microsoft and Netscape have given away "browser" software (software that provides a user-friendly interface to the Internet) while selling the more expensive "server" software. In addition, Microsoft is bundling both browser and server software (Internet Information Server) with its Window NT operating system. Dozens of major computer companies plan to ship their machines with this software. Windows NT has become a leading network operating system for the kind of small-scale servers used on local area networks and now those machines are positioned to become Intranet servers. Microsoft's Internet Information Server includes security features and has the ability to connect to corporate data bases.

     Based on Microsoft's aggressive strategy and historical dominance of the software market, Prosoft's management believes that Microsoft is well-positioned to be a dominant entity in the Internet/Intranet technology market and has strategically embraced Microsoft's vision and approach. Currently, most training courses offered by Prosoft revolve around Microsoft's Internet/Intranet tools and platforms, ranging from advanced courses for system engineers and solution developers to courses for end-users and self-paced, self-help instruction. A central part of the Company's strategy will be to proactively assist Microsoft in building marketshare for Microsoft's Internet/Intranet products and technologies by providing a nationwide network of Training Centers that offer courses in all of the major Microsoft Internet and Intranet technologies.

     Notwithstanding the number of Prosoft courses that relate to Microsoft products, the Company realizes that not every corporation and end-user will ultimately embrace Microsoft's technologies, and that other Internet companies, such as Netscape, will continue to maintain a large presence in this arena. Accordingly, the Company intends to expand its training curriculum to include Internet and Intranet tools and products offered by companies other than Microsoft, including those offered by Netscape and Sun MicroSystems.

THE PROSOFT STRATEGY

     Prosoft believes that it should have an advantage over the majority of other computer and advanced technology training companies by virtue of its growing national presence and its specific emphasis and expertise in Internet/Intranet technologies. While other training institutions may offer a limited number of Internet/Intranet courses, this type of training is Prosoft's primary area of emphasis. As a result, the Company believes that it has developed a broad range of experience with respect to classroom infrastructure, curriculum, courseware and instructor development, mastery of subject matter, breadth and depth of course offerings, and the ability to quickly develop and offer new Internet/Intranet technology training as market demands shift.

     The Company's strategy is to continue to expand the number of Training Centers across the country, with the goal of creating a nationwide network of Training Centers that will make Prosoft a primary choice for Fortune 1000 corporations and other smaller firms that require unified, quality Internet and Intranet training. As of September 1, 1997, the Company had opened 37 Training Centers located in 22 states and had 4 additional Training Centers under development. The Company plans to continue its expansion across the country through fiscal 1998. Prosoft believes that the development of a nationwide network of Prosoft Training Centers is essential to the delivery of quality Internet/Intranet instruction. By the very nature of Internet/Intranet technology, the delivery of uniform, consistent training is mandatory in order for companies with multiple geographic locations to efficiently learn and use the technology. In addition, Prosoft believes that because the Internet/Intranet demands that an entire organization be properly trained in order for the technology to be effective, training should be delivered locally, but with identical curriculum and content in every region of the country. Internet/Intranet training is not effective if varying curriculum is dispensed to one office or group of employees at a time. All members of an organization must simultaneously learn the proper skills necessary to realize the full capabilities of the Internet/Intranet.

     In addition to its strategy of expanding the number of Training Centers across the country, the Company believes there is excellent potential for future growth in on-site training. The Company anticipates its on-site customers will be larger organizations with a significant number of trainees, including both corporate and government entities. As the trend of outsourcing Internet/Intranet technology training continues, the Company believes that the largest and fastest growing customer base within this market are those larger organizations that require sophisticated technology training.

STRATEGIC ALLIANCES

     Prosoft will continue to develop strategic relationships with Private Industry Councils (PICs), which are provided technical assistance by the Department of Labor (the "DOL"), Microsoft, Microsoft-based Internet and Intranet software developers, computer distributors (otherwise known as value-added-resellers or "VARs"), telecommunications companies, local training affiliates under the Affiliate Program (described below), and future Internet technology developers to attract and deliver training opportunities.

     Prosoft will continue to work with the DOL through "subrecipients" (administrators of JTPA funds on the local level) to access JTPA retraining funds as a steady source of revenue and to develop its advanced technology instructors. With respect to the Company's hiring programs, Prosoft is able to administer its own intake and eligibility criteria under authority granted by the City of Los Angeles. This is significant because Prosoft can execute its own intake and eligibility of displaced workers living in the City of Los Angeles to determine if they qualify for a JTPA grant. In addition, the Company can complete the intake and eligibility process significantly quicker than the normal government processing. This processing speed has enabled the Company to attract and process large pools of qualified displaced workers from which to select its instructor trainees.

     In December 1996, the Company entered into an alliance with Gartner Group Learning ("GGL"), a developer and distributor of technology-based training, for the development of proprietary technology-based Internet/Intranet training courses to be sold exclusively by Gartner Group Learning. The training courses will be developed for local area networks (LANs), CBT, and Internet/Intranet delivery, and will offer the marketplace self-paced, technology-based courseware that matches Prosoft's classroom curricula. This courseware will also provide students with the prerequisite knowledge to undertake other Prosoft instructor-led training courses and provides a reference tool upon completion. Prosoft and GGL extended this relationship in June 1997 by entering into a Distribution Agreement pursuant to which GGL will resell Prosoft's instructor-led training courses to GGL's corporate clients.

     In January 1997, the Company entered into an alliance with Netscape Communications Corporation ("Netscape") to collaborate in using Netscape's server products and technical personnel to design Internet/Intranet applications for Prosoft and to enhance Prosoft's Netscape Internet/Intranet training course offerings to their customers. Under this arrangement, Prosoft will use Netscape products and work with Netscape's consulting organization, Worldwide Professional Services, to build 2-3 Netscape-based Internet/Intranet applications based on Netscape software for use in Prosoft's course curriculum. This will enable Prosoft to quickly acclimate to current and future Netscape server products and to be able to develop content more rapidly than if it relied on more traditional methods. In June 1997, Prosoft and Netscape entered into a Development and Distribution Agreement for the creation by Prosoft of courseware relating to the Netscape Communicator software product and the distribution of such courseware by Prosoft and Netscape.

     In March 1997, the Company entered into an agreement with AT&T pursuant to which Prosoft will offer businesses regularly scheduled courses on the implementation and use of AT&T Website Services, at Prosoft's Training Centers at discounted rates. In addition, Prosoft will join AT&T's recently announced Marketing Alliance Program to market and sell AT&T Website Services.

     The Company's success will depend in large part on the success of its strategic alliances and the Company's ability to establish successful strategic relationships with other entities.

     In August 1997, the Company entered into a strategic alliance with GTE that allows GTE to resell all Prosoft courses. After having completed training for a group of GTE salespeople, which included 300 people in thirteen cities nationwide, GTE chose Prosoft as a preferred provider of Internet/Intranet training for their employees and affiliates worldwide.

COURSEWARE, COMPUTER BASED TRAINING AND DISTANCE LEARNING

     The Company intends to continue to develop cutting edge courseware for all new Microsoft and Netscape Internet/Intranet product releases as well as other popular and emerging Internet/Intranet technology courses.

     Once Prosoft has designed the books and materials that will constitute the courseware for a given class, it is able to internally produce such courseware on a sophisticated copying and binding machine located in its Santa Ana, California facility. Prosoft courseware is published, packaged and shipped from Santa Ana either to a Prosoft Training Center or another training company or organization.

     Prosoft is also building the staff and technological resources necessary to offer what the Company calls "Learning on Demand" (LOD) or distance learning. The Company is developing proprietary Internet/Intranet technologies that will allow individuals to access training on an any number of products, tools or applications, in real time and on demand. To reach this goal, the Company is developing strategic alliances and plans to invest in the infrastructure and development of LOD technologies.

     Learning on Demand or distance learning over the Internet has the potential to lower training costs, increase accuracy, and facilitate communications among employees and their managers. By making LOD content available on the Internet, companies can distribute curriculum around the world and update materials every hour if they desire. Prosoft is addressing various security, billing and other issues that must be resolved before LOD can become commonplace on the Internet, but with the proliferation of Intranet systems within large organizations, there is a large and immediate opportunity for the Company to sell and/or license its LOD content. The Company believes that such LOD technologies could become an important source of revenues in the future, and plans to commit funding and employee time to develop such technologies, although the timing and amounts of such commitments remain uncertain at this time.

MARKETING

     Prosoft will market Internet and Intranet training through its own internal sales and marketing organization in conjunction with key strategic alliances.
As of September 1, 1997, the Company's sales and marketing organization consisted of 36 employees. Prosoft is currently creating and producing marketing material designed to help position Prosoft as the premier Internet/Intranet training and resource company.

     As part of Prosoft's overall strategy to offer a significant number of courses relating to Microsoft products, whenever the Company opens a Training Center in a new market, its first priority will be to offer introductory Internet and Intranet training to all Microsoft Solution Providers and Microsoft sales and marketing employees in the area. This plan is designed to help Microsoft employees better understand Microsoft products as well as gain an appreciation for the training support that Prosoft will provide to Microsoft clients. The intent is to develop goodwill with Microsoft and ultimately to increase the frequency of Microsoft recommendations and sales of Prosoft Internet training.

     Prosoft, as part of its strategy to open additional Training Centers, established what is called the Affiliate Training Program (the "Affiliate Program"). Under the terms of the Affiliate Program, an existing computer training, consulting, distribution and/or reseller company, such as a ComputerLand franchisee, provides the physical space within its premises for the completion and operation of one or more Prosoft training rooms in a particular market. In exchange for this rent-free classroom space, the affiliate is entitled to 5% of all revenue generated from the Internet and Intranet training that occurs at that location. In addition, if the affiliate's sales staff, either acting alone or in concert with Prosoft's sales force, sells the training course, the affiliate is entitled to purchase the training course at a wholesale price. In the past, the price at which an affiliate could purchase a training course ranged from 4% to 25% (and in one instance 40%) less than the Company's retail list price depending, among other things, on the affiliate's level of participation in the sales effort. Beginning in August 1996, all new affiliates purchase training courses at a wholesale price which is 20% less than the Company's retail list price if they participate in the sales effort, regardless of the level of their participation. The Company previously issued options to acquire a total of 60,000 shares of its Common Stock, at exercise prices ranging from $5.00 to $19.75 per share, to four of the initial participants in the Affiliate Program, but has since discontinued this practice. By forming various affiliations in this fashion, the Company has dramatically reduced its fixed operating expense by replacing fixed rent or lease payments with a small variable expense tied to sales revenue. In addition, the Affiliate Program permits the Company to take advantage of the affiliate's local sales force in each market, which understands and has personal relationships with the local customer base.

     In addition to the local affiliate's marketing and sales efforts, Prosoft plans to enter each market with a uniform advertising campaign that employs direct mail, newspaper and radio advertising, followed up by aggressive telemarketing efforts, to support Prosoft's sale of training for each of the Training Centers. The Company has a national inbound/outbound telemarketing organization located in Jacksonville, Florida. The Company's telemarketing sales group markets the Company's Internet and Intranet training to computer resellers and end-users.

     Prosoft has also entered into agreements with various software training and consulting companies to permit such companies to sell Prosoft training seats in their regularly published catalogues and marketing materials. As part of this program, these companies, including end-user application training firms, software companies and VARs, may publish Prosoft training schedules in their course catalogs and other marketing materials and will be paid a percentage of the training revenue generated by such means. In this way, potential competitors that offer a wide range of unrelated training courses can add Internet offerings to their catalog without having to develop the curriculum or instructors, install T-1 lines, or compete with Prosoft.

MARKET POTENTIAL

     Because Prosoft has offered and will continue to offer a significant number of courses relating to Microsoft products, and because the Company has broad categorical expertise in Internet and Intranet training ranging from the most advanced system engineering to end-user training, Prosoft believes that it is well-positioned to sell its training to small, medium and large organizations. As a result of the Company's approach to Internet/Intranet training, which features highly-trained instructors, course materials designed by the Company's internal courseware department, live T-1 lines connected to the Internet, individual computers for each student, and numerous pre- and post-testing of students, the Company believes it can offer among the highest quality, consistent Internet curriculum in the industry. In addition, because of the short curriculum development cycle that the Company maintains, it can quickly create new course offerings to support new and emerging technologies. Internet/Intranet software offerings and technology will continue to evolve and training related to such software and technology will need to keep pace. Technology trends indicate that end-user interfaces are and will become more intuitive and user-friendly while system engineering and solution development required to support these simple interfaces will become increasingly complex. Because Prosoft addresses a broad range of Internet and

Intranet technology training, the Company believes it is well positioned to pursue and deliver on the expanding advanced Internet technology training opportunities.

     As corporations move to develop and expand internal Intranet systems, Prosoft believes it will be positioned to deliver a wide range of Intranet training classes, ranging from Internet Information Servers to Web Page development and maintenance, as well as a host of other courses necessary for an organization to maximize the utility of Intranet systems. Prosoft believes that company-developed Intranets will become indispensable tools in the workplace and intends to position itself to take advantage of this growing market.

COMPETITION

     Historically, few computer training companies offered the breadth and depth of Internet and Intranet courses that Prosoft offered, or taught such courses in centers located across the country. However, as the Internet and company-developed Intranets have continued to grow in popularity and become mandatory productivity tools in the workplace, several existing training companies have increased their focus on Internet/Intranet training. In addition, other large computer software and reseller companies with even greater financial resources have and may continue to enter the market and begin providing Internet training.

     Although studies by the American Society for Training and Development and the International Technology Training Association consistently demonstrate that hands-on, instructor led training is the most effective manner in which to learn and master technology-oriented subject matter, most Internet users in the U.S. have not had access to this type of training. Historically, most Internet instruction was delivered seminar-style in hotel auditoriums or similar venues using passive training techniques such as slides, multimedia presentations or perhaps an overhead of an instructor's computer in action. There are now several national and regionally-based Internet/Intranet training companies that have direct, high speed access to the Internet and offer hands-on, instructor-led training. These include Learning Tree, New Horizons, Productivity Point, Executrain, Global Knowledge Network and Wave Technologies.

     Prosoft's management believes that it will have a competitive advantage over most existing training organizations because of the Company's developed curriculum, training focus and ability to quickly develop quality courseware to support the rapidly evolving Internet products and technologies. In addition, the Company believes that its expanding national presence will give it an advantage over its competitors having a limited geographical presence. In order for existing training companies to develop the level of expertise and consistency offered by Prosoft, the Company believes they would have to narrow their focus, eliminate many of their current course offerings, retrain and/or develop their staffs, and dramatically expand their training locations.

     Prosoft believes that by virtue of its careful positioning, convenience of training, and commitment to an Internet/Intranet-specific strategy, its courses and services will have a strong appeal to the corporate market, which is looking to expand its understanding and use of Internet and Intranet technologies. Prosoft also believes that it can preempt many potential competitors by teaming up with training affiliates across the nation under the Affiliate Program and expanding quickly to become the largest and most visible provider of Internet/Intranet training. In addition, Prosoft has developed strategies and programs that will allow other training companies in any Prosoft market to re-sell Prosoft training seats as if they were their own.

SEASONALITY

     The Company's revenues and income are expected to vary significantly from quarter to quarter due to seasonal and other factors. The Company expects greater revenue in the second half of its fiscal year (February through July) than in the first half of its fiscal year (August through January). This seasonality is due in part to seasonal spending patterns of the Company's customers, and in part to quarterly anticipated differences in the frequency and size of the Company's marketing campaigns, as well as weather, holiday and vacation patterns.

PROPRIETARY RIGHTS

     Most of Prosoft's Internet courseware is protected by copyright laws. The Company has also filed for trademark registration for certain of its products, tags lines and feature names. The Company will continue to seek copyright registration on certain newly developed courseware products and on operating software products that relate to the delivery of Internet and Intranet training.

GOVERNMENT REGULATION

     The Company is subject to extensive state and federal regulations with respect to its vocational training. As a vocational, non-degree granting school, the Company is governed by the State of California Council for Private Postsecondary and Vocational Education ("CPPVE"). In addition to commercial business, the Company also actively seeks vocational retraining funding as a vendor under the JTPA.

     Federal job re-training programs under the JTPA pay Prosoft, on average, a grant of approximately $10,000 for each qualifying student for 22 to 37 weeks of intensive advanced Microsoft-based Internet technology training. If a student leaves a JTPA program before the completion of the course, Prosoft is paid a pro rata portion of the grant. The Company has been successful in attracting and re-training displaced defense and aerospace workers to become Microsoft Certified Professionals. As discussed above, those MCPs who Prosoft deems to meet the Company's high standards are then offered positions as instructors to deliver Internet and Intranet training in Prosoft Training Centers.

     Prosoft actively seeks vocational retraining funding as a vendor under the JTPA, which was signed into law in 1982 with the stated purpose to "establish programs to prepare youth and unskilled adults for entry into the labor force and to afford job training to those economically disadvantaged individuals and others facing serious barriers to employment who are in special need of such training to obtain productive employment." Prosoft participates primarily in JTPA Title III programs, which provide for operation of state and local programs of employment and training assistance for dislocated workers. Vocational schools are traditionally providers of Title III training. Title III requires that the entity delivering JTPA-funded training be a certified school operating within the regulations set forth by the state department of education. The CPPVE is the governing council for Vocational and non-degree granting schools.

     JTPA awards are made directly from the DOL to the individual states, which are the direct recipients of the funds. Each state then allocates funding to a local grantee, known as a Service Delivery Area ("SDA"). The Governor of each state designates SDAs pursuant to JTPA regulations (an SDA is also referred to as a subrecipient). Funds may also be allocated to a subrecipient that, depending on local circumstances, may be a Private Industry Council, local elected official or administrative entity.

Subrecipients then identify eligible participants for retraining and refer them to vendors for the necessary training and contracted services.

     California has 52 subrecipients. Each subrecipient allocates training through service providers or vendors. A school becomes qualified to be a vendor through a proposal process. Each subrecipient has its individual set of vendor qualifications as allowed under the JTPA. Each subrecipient may allocate funding to a vendor only through a direct contract allowing for individual referral voucher training. The JTPA requires that all commercial for-profit schools offer "commercially available off-the-shelf" training programs and packages. In order to be a "commercially available off-the-shelf" training program, such course must be sold to the general public in the course of normal business operations at prices set forth in established catalogs or at market prices. In addition, qualifying schools must not derive more than 90% of their annual net revenues from students who participate in JTPA programs. A further criteria for funding eligibility is a student job placement rate of 75%. From inception through September 1, 1997, the Company has had a student job placement rate of approximately 81%.

     Because the JTPA imposes new regulations annually and because the DOL has not fully developed administrative interpretations of such new regulations, there exists some uncertainty concerning the application of the evolving rules. New or revised interpretations of such requirements could have a material adverse effect on the Company. In addition, changes in and new interpretations of the applicable laws, rules or regulations could have a material adverse effect on Prosoft's accreditation, authorization to operate, permissible activities and cost of doing business in various states. The failure to maintain or renew any required approval, accreditation or state authorization by Prosoft could have a material adverse effect on the Company.

     In addition, each subrecipient of JTPA funds may limit the amount of Title III funds that are allocated per eligible student for retraining purposes. The cost of retraining is dependent upon the type of retraining desired and currently ranges from $6,000 to $12,000 per student. The limits are determined by either the size of the grant received, the needs of the student and/or the funding policy of the subrecipient's policy board.

     The violation by the Company of regulatory standards governing JTPA programs could be the basis for a proceeding by the subrecipient to suspend or terminate the Company's participation in these Title III programs. Although there is no such proceedings pending, and the Company has no reason to believe such a proceeding is contemplated, if such a proceeding were initiated against the Company, and resulted in a substantial curtailment of the Company's participation in JTPA programs, the Company would be adversely effected. In addition, if the CPPVE were to determine that the Company misappropriated JTPA funds or failed to deliver the training as contracted, the Company could be required to repay such funds as outlined in each contract executed with each subrecipient.

     CPPVE regulations contain specific requirements governing the establishment of new main campuses, branch campuses and classroom locations at which students qualifying for JTPA funds receive instruction. The Company intends to continue to seek CPPVE approvals for certain of its new locations if and when it determines that such locations warrant JTPA type training. To date, the Company has not sought CPPVE approval for its new locations. Should the CPPVE change its regulation with respect to this approval process, or delay approvals of new locations beyond the current approval time rate, the Company's vocational business may be adversely affected. In addition, the United States Department of Education directs the CPPVE to assess the administrative capability of each school participating in federal retraining programs. A finding by the CPPVE that a school has failed to satisfy administrative capability criteria may result in a suspension or revocation of that school's ability to operate.

     CPPVE regulations also contain specific requirements governing curriculum and course content for JTPA funded programs. While Prosoft has obtained all approvals for the courses of instruction that are currently offered as well as the projected 1997 course offerings, in the event that any Prosoft site is determined by the CPPVE to have offered a course of instruction without having obtained the proper approvals, Prosoft can be placed on probation by the CPPVE for a specific period of time not to exceed two years, and can be ordered to post a bond and to refrain from entering into any new agreements for any course of instruction. In such a case, the CPPVE may order the Company to reimburse all reasonable costs and expenses on behalf of the affected student.

     During the period December 8, 1995 to April 30, 1997, three southern California governmental agencies accounted for approximately 44% of the Company's total revenues. Each of these agencies provided JTPA vocational training funds for students in the Company's Training Centers. Although a majority of the Company's revenues to date have been generated from JTPA vocational training and these three agencies, the Company expects a significant majority of its revenues in the future will come from Internet/Intranet training, and its dependence on these agencies and its exposure to state and federal regulations discussed above will diminish.

EMPLOYEES

     As of September 1, 1997, Prosoft had 198 full-time employees and plans to hire additional support, executive, and instructor staff as new Training Centers open across the country. The current employees have considerable experience in all areas of vocational and commercial advanced technology school management, education and training.

PROPERTIES

     As of September 1, 1997, the Company had entered into leases for commercial space in the following locations:

LOCATION                  SQUARE FOOTAGE   MONTHLY LEASE   RENT EXPIRATION
Carson, CA*                    6,893         $ 8,616        December 1999
North Hollywood, CA*           3,000         $ 3,000         April 1999
Santa Ana, CA*                22,813         $23,953       September 1999
Jacksonville, FL*              6,191         $ 6,325        January 2000
Atlanta, GA*                   3,127         $ 3,648        December 2001
New York, NY*                  5,558         $ 7,410         August 1999
Austin, TX                     2,746         $ 4,342         April 1998
Dallas, TX*                    2,000         $ 1,500       Month-to-month
Salt Lake City, UT             8,443         $ 9,322         March 2000
Vienna, VA*                    3,497         $ 5,732        November 2001
Bellevue, WA*                  3,550         $ 5,547        November 2001

- -------------
*  Open Training Center

     In addition, Prosoft has entered into the Affiliate Program with several independent training, consulting, distribution and/or reseller companies under which the affiliates provide space to Prosoft for its Training Centers. See "Marketing." Prosoft's use of such affiliates' space is not subject to a lease or sublease arrangement, but rather is set forth in an agreement under which Prosoft is given use of such affiliates' facilities at certain times for the providing of Internet/Intranet training in exchange for the payment of commissions or royalties to such affiliates. The lease or rental agreements reside with the affiliate and Prosoft has no fixed obligation or liability for this rent. Prosoft is obligated to pay such affiliates a royalty of up to 5% that is directly tied to the training revenues generated at such affiliates' sites. In addition, the Company is responsible for all necessary tenant improvements relating to the Training Centers made at the affiliates' locations, which can range anywhere from $5,000 to $50,000 per site, and in the event that any such affiliation is terminated prior to the expiration of the contract, Prosoft would have to write off the remaining value of those improvements, subject to certain reimbursement obligations on the part of some affiliates. See "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS -- Liquidity and Capital Resources." Affiliate contracts can only be terminated by the affiliate for cause. As of September 1, 1997, the Company operated 28 Training Centers under this type of arrangement in the following locations:

LOCATION                SQUARE FEET             AFFILIATE              ROYALTY
Opened--
- ------
Menlo Park, CA             1,000      Reliant Integration Services        5%
San Diego, CA                700      Computerland of San Diego           5%
San Diego, CA                700      Viceo Tex of America                5%
San Jose, CA               1,200      Devries Data Systems, Inc.          5%
Denver, CO                 1,550      Lewan & Associates                  5%
Deerfield Beach, FL          600      Florida Supplies and Solutions      5%
Largo, FL                  1,400      Florida Supplies and Solutions      5%
Miami, FL                    700      Legal Computer Consultants          5%
Chicago, IL                  750      Checkpoint                          5%
Springfield, IL              800      Computerland of Springfield         5%
Indianapolis, IN           1,250      Computerland of Indianapolis        5%
Overland Park, KS            600      IKON Office Solutions               5%
Boston, MA                   750      Vanstar                             5%
Waltham, MA                  400      Merisel                             5%
Owings Mills, MD             750      Valens Information Systems          5%
Bloomington, MN              650      Agiliti                             5%
St. Louis, MO                660      G.A. Sullivan                       5%
Charlotte, NC                750      Broadnet, Inc.                      5%
South Plainfield, NJ       1,600      Polmar, Inc.                        5%
Tulsa, OK                    609      Computer Resources of Tulsa         5%
Philadelphia, PA             468      Vanstar                             5%
Springfield, PA              760      Valens Information Systems          5%
Greenville, SC               720      Computerland of Greenville, SC      5%
Brentwood, TN              1,520      National Technology Group           5%
Houston, TX                  919      Ctrek                               5%
Irving, TX                   380      Alliance                            5%
Richardson, TX               432      Alliance                            5%
Salt Lake City, UT         1,500      Advanced Technology Center          5%

_______________


LEGAL PROCEEDINGS

     The Company is not a party to any material legal proceedings.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The executive officers and directors of the Company are as follows:

Name                    Age                   Position
- ----                    ---                   --------
Keith D. Freadhoff       39       Chairman of the Board and Chief
                                  Executive Officer
Donald Danks             40       President and Director
Jerrell M. Baird         41       Chief Operating Officer
John J. Buckley          44       Chief Technology Officer
Eric W. Richardson       31       General Counsel
Brooks A. Corbin         37       Chief Financial Officer
Andrew Stallman          40       Director
Jeffrey G. Korn          40       Director

     KEITH D. FREADHOFF. Mr. Freadhoff has served as Director, Chairman of the Board and Chief Executive Officer of the Company since the Reorganization and prior to that served in the same capacities with Old ProSoft from its inception. From February 1995 to December 1995, Mr. Freadhoff operated the business of the Company while it was owned by the Proprietorship. From 1994 through 1995, Mr. Freadhoff served as Executive Director for the Career Planning Center, a community based non-profit organization. From 1993 through 1994, Mr. Freadhoff served as President of The Focus Institute, a company specializing in computer based, classroom training. Mr. Freadhoff headed a new government training program division for Frojen Advertising Company between 1991 and 1993. Mr. Freadhoff began his training background by forming Oasis Corporate Education and Training in 1987. Oasis was a customized training company that developed courseware for manufacturing, financial, service and public organizations. Mr. Freadhoff completed graduate level coursework in the University of Southern California School of Business Management and graduated from the University of Nebraska in 1982.

     In November 1991, Oasis filed for bankruptcy protection and Mr. Freadhoff filed for personal bankruptcy. As a result of these bankruptcies, Mr. Freadhoff was unable to pay state and federal taxes due for the years 1992 through 1994 totaling approximately $55,000 and was also personally liable for unpaid state and federal payroll taxes for Oasis during the same time period totaling approximately $225,000. Mr. Freadhoff's personal tax returns and Oasis's payroll tax filings were all made on a timely basis, but without payment due to financial difficulties arising out of the Oasis bankruptcy. In 1995 and 1996, Mr. Freadhoff made payments on these taxes, leaving total obligations owing the Internal Revenue Service ("IRS") and California Franchise Tax Board ("CFTB") of approximately $255,000 inclusive of penalties and interest. The IRS and CFTB have filed tax liens against Mr. Freadhoff for these unpaid taxes. Mr. Freadhoff intends to pay down these delinquent taxes over the next six to twelve months.

     DONALD DANKS. Mr. Danks has served as Director and President of the Company since the Reorganization and prior to that served in the same capacities with Old ProSoft from its inception. From 1991 through 1995, Mr. Danks was President and Chief Executive Officer of Advantage Life Products, Inc. ("Advantage"), a publicly traded consumer products company. From 1989 to 1991, Mr. Danks was the Chief Operating Officer for Advantage. Mr. Danks has extensive experience in strategic planning, capital formation and the development and implementation of national marketing strategies. Mr. Danks graduated from the University of California, Los Angeles, in 1979.

     JERRELL M. BAIRD. Mr. Baird joined the Company as Chief Operating Officer in June 1997. Prior thereto, Mr. Baird served as the Chief Information Officer of IBM's Consumer Product Division from 1996 to 1997. In 1992, Mr. Baird founded Baird Information Systems, an information technology outsourcing company where he served as President until 1994. From 1978 to 1992 and from 1994 to 1996, Mr. Baird served in a variety of positions at Mrs. Baird's Bakeries, a wholesale baking company, including Plant Manager, Director of Information Technology and Vice President of Marketing. Mr. Baird graduated from Washington and Lee University with a B.S. in Business Administration in 1978, and earned an M.B.A. from Harvard University in 1982.

     JOHN J. BUCKLEY. Mr. Buckley has served as the Chief Technology Officer of the Company since the Reorganization and prior to that served in the same capacities with Old ProSoft which he joined in February 1996. Mr. Buckley was Vice President of Business Development for Gestalt Systems, Inc., an Internet training company, from July 1993 through January 1996. From May 1992 through June 1993, Mr. Buckley was an Information Technology Consultant to corporations in the Washington, D.C. metropolitan area, where he specialized in the design and implementation of Novell LANs. From October 1987 through April 1992, Mr. Buckley served as President of Communication Services International, a company specializing in LAN consulting and implementation services for corporations in the Mid-Atlantic U.S. Mr. Buckley graduated from the University of Maryland at College Park with a BA in Political Science in 1974, and earned an MBA in 1976 from the same institution.

     ERIC W. RICHARDSON. Mr. Richardson has served as General Counsel of the Company since June 1996 and served as Chief Operating Officer from December 1996 to June 1997. From September 1994 through June 1996, Mr. Richardson was an attorney at Shearman & Sterling, where he specialized in the practice of real estate, banking and corporate law. From February 1994 through August 1994, he was Vice President of The Focus Institute. Prior to that, he was an attorney at Milbank, Tweed, Hadley & McCloy from October 1991 through February 1994. Mr. Richardson received his J.D. degree in 1991 from the University of Michigan and graduated from the University of Southern California with a B.A. degree in Political Science in 1988.

     BROOKS A. CORBIN. Mr. Corbin has served as Chief Financial Officer since he joined the Company in May 1996. From 1995 through 1996, Mr. Corbin was Chief Financial Officer for Hastl Acquisitions, Inc., an import-export company. In February 1996, Hastl's subsidiary, ITM Automotive Parts, filed for Chapter 11 bankruptcy protection. Prior to 1995, Mr. Corbin worked for six years as a business consultant to start-up and troubled companies. He started his career with Price Waterhouse in 1982. Mr. Corbin graduated from Stanford University with BAs in Economics and International Relations in 1982, and from the University of California, Los Angeles with an MBA in Finance and Real Estate in 1987. Mr. Corbin is a member of the AICPA.

     ANDREW STALLMAN. Mr. Stallman has served as a Director of the Company since June 1997. Mr. Stallman is a full-time private investor and has been investing his own capital in hedge fund trading and technology company deals since 1991. Prior to becoming a full-time private investor, Mr. Stallman was a portfolio manager at Soros Fund Management and at Steinhardt Partners. Mr. Stallman has also been a research analyst in Transportation and Technology at Lehman Brothers Asset Management and an analyst in the Corporate Finance Department of E.F. Hutton. Mr. Stallman graduated from the State University of New York at New Palz with a B.A. in History in 1979, and earned an M.B.A. in Finance from Harvard University in 1982.

     JEFFREY G. KORN. Mr. Korn has served as a Director of the Company since June 1997. Mr. Korn is a partner in the law firm of Kosto & Rotalla, P.A. in Jacksonville, Florida, which he joined in 1983. Mr. Korn specializes in corporate law, commercial litigation and bankruptcy. He graduated from the State University of New York at New Paltz with a B.A. in Political Science in 1979, and received his J.D. degree from Stetson University in 1982.

SUMMARY COMPENSATION TABLE

     The following sets forth certain summary compensation information concerning the Chief Executive Officer of the Company for fiscal 1997. No executive officer of the Company received more than $100,000 in compensation during fiscal 1997.


                                                        ANNUAL COMPENSATION
                                                     -------------------------
           NAME AND                                              OTHER ANNUAL
      PRINCIPAL POSITION           Fiscal Year       SALARY      COMPENSATION
      ------------------          -------------      -------     ------------
Keith D. Freadhoff(1)                  1997          $60,000      $0
   Chairman of the Board and
   Chief Executive Officer

- ---------------

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company did not have a compensation committee or other committee of the Board of Directors performing similar functions during fiscal 1997. Messrs. Freadhoff and Danks are each officers of the Company and, as members of the Board of Directors, participated in deliberations of the Board concerning executive officer compensation.

COMMITTEES OF THE BOARD OF DIRECTORS

     Audit Committee. The Board of Directors has established an audit committee (the "Audit Committee"), which consists of Messrs. Stallman and Korn. The Audit Committee, among other things, makes recommendations concerning the engagement of independent public accountants, reviews with the independent public accountants the plans and results of the audit engagement, considers the range of audit and non-audit fees and reviews the adequacy of the Company's internal accounting controls.

     Compensation Committee. The Board of Directors has established a compensation committee (the "Compensation Committee"), which consists of Messrs. Stallman and Korn, to determine the compensation for the Company's senior executive officers and determine awards under the Company's stock option plans.

     The Board of Directors of the Company does not have a nominating committee.

COMPENSATION OF BOARD OF DIRECTORS

     Each non-employee member of the Board of Directors receives $500 for each meeting of the Board of Directors attended by that director and $250 for each meeting of a committee of the Board attended, other than committee meetings held in conjunction with meetings of the Board of Directors. Employee directors of the Company do not receive compensation for serving on the Board of Directors.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company believes that certain provisions of its Restated Articles of Incorporation ("Articles") and Bylaws will be useful to attract and retain qualified persons as directors and officers. The Company's Articles limit the liability of directors to the fullest extent permitted by Nevada law. This is intended to allow the Company's directors the benefit of Nevada Corporation Law which provides that directors of Nevada corporations may be relieved of monetary liabilities for breach of their fiduciary duties as directors, except under certain circumstances, including (i) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law, or (ii) the payment of unlawful distributions. The Company's Bylaws generally require the Company to indemnify, as well as to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company. The Company has also entered into indemnification agreements with its directors and officers which similarly provide for the indemnification and advancement of expenses by the Company.

          The Company has obtained officer and director liability insurance with respect to liabilities arising out of certain matters, including matters arising under the Securities Act.

          There is no pending litigation or proceeding involving a director, officer, associate or other agent of the Company as to which indemnification is being sought, nor is the Company aware of any threatened litigation that may result in claims for indemnification by any director, officer, associate or other agent.

EMPLOYMENT AGREEMENTS

          The Company has not entered into any employment agreements with its executive officers.

STOCK OPTION PLAN

          In 1996, the Board of Directors and stockholders of the Company approved the adoption of a 1996 Stock Option Plan (the "1996 Plan"). The following is a brief summary of the material features of the 1996 Plan.

          The 1996 Plan originally called for the granting of options to purchase up to 750,000 shares of the Company's Common Stock. In April 1997, the Board of Directors approved, subject to stockholder approval, an increase in the shares eligible for issuance upon exercise of options granted under the Plan to 1,250,000 shares. In September, 1997, the Board approved, subject to stockholder approval, an additional increase to 1,750,000 shares eligible for issuance upon the exercise of options granted under the 1996 Plan. No employee, director or consultant may be granted options to acquire more than 250,000 shares during any one-year period under the 1996 Plan. Shares covered by options which terminate without exercise are available for issuance upon the grant of additional options. The number and kind of shares subject to the 1996 Plan and any outstanding options under the 1996 Plan will be appropriately adjusted in the event of a stock split, stock dividend, reorganization or other specified changes in the capitalization of the Company. The 1996 Plan allows for the grant of either incentive stock options or nonstatutory stock options.

          The 1996 Plan is administered by the Company's Board of Directors, which has the sole authority to determine which eligible persons shall receive options and the terms and provisions of the options. The Board also has the full power and authority to interpret the provisions of the 1996 Plan and any option granted under the 1996 Plan. The Board may delegate administration of the 1996 Plan to a committee of not less than two members of the Board.

          Employees, directors and consultants of the Company and any subsidiary of the Company are eligible to receive options under the 1996 Plan, with only employees eligible to receive incentive stock options. At September 1, 1997, approximately 200 persons were eligible to participate in the 1996 Plan. The Board has the discretion to set the exercise price for options granted under the 1996 Plan, provided that the exercise price per share for each incentive stock option cannot be less than the fair market value on the date of grant and the exercise price per share for each nonstatutory stock option cannot be less than 85% of the fair market value on the date of grant; provided, further, that the exercise price per share for each option granted to a person owning greater than 10% of the total combined voting power of all classes of stock of the Company (a "Restricted Stockholder") cannot be less than 110% of the fair market value on the date of grant. The Board also has broad discretion as to the other terms and conditions upon which options granted shall be exercisable, but under no circumstances will an option have a term exceeding ten years from the date of grant, nor may an option granted to an employee who is not an officer or director be exercisable at a rate of less than 20% per year.

          The purchase price for shares issued under the 1996 Plan shall be paid by cash or such other means deemed acceptable by the Board, including the payment of all or part of the exercise price with shares previously acquired by the optionee. The Company may also facilitate the cashless exercise of options through customary brokerage arrangements.

          Each option will expire on the date established by the Board for that option, except that no option may be exercised later than ten years after the date of grant and no incentive stock option granted to a Restricted Stockholder may be exercised later than five years after the date of grant. Options generally terminate upon the termination of the optionee's employment, except that the Board may provide in the option agreement that the vested portion of the option at the time of termination may be exercisable for up to three months after termination for any reason other than death or disability, and for up to one year after termination in the event of death or disability. The Board also has the authority to extend the post-termination exercise period, although not beyond the original option expiration date, and to accelerate unvested portions of an option upon the termination of employment. Options are not transferable by the optionee other than by will or the laws of descent and distribution.

          The 1996 Plan provides that in the case of certain reorganizations, mergers or consolidations of the Company with one or more corporations, or the sale of substantially all of the Company's assets, all outstanding options, including unvested installments, shall be accelerated and be exercisable in full beginning immediately prior to the consummation of the transaction unless such options are assumed in some manner as part of the transaction or new options or securities are substituted for them.

          The 1996 Plan provides that the Board may at any time amend or terminate the 1996 Plan, although no amendment or termination may adversely affect any previously granted option without the consent of the holder of the option. Unless sooner terminated by the Board, the 1996 Plan will terminate in March 2006.

          As of September 1, 1997, there were options outstanding under the 1996 Plan to purchase 1,355,294 shares of Common Stock, with exercise prices ranging from $3.50 to $19.75 per share and termination dates ranging from January 1998 to March 2001. The options under the 1996 Plan vest over varying lengths of time pursuant to various option agreements that the Company has entered into with the grantees of such options.

OTHER STOCK OPTIONS

          As a result of the Reorganization, nonstatutory stock options to purchase 1,042,500 shares of common stock of Old ProSoft were converted into options to purchase 1,042,500 shares of the Company's Common Stock on substantially the same terms and conditions as options granted under the 1996 Plan. As of September 1, 1997, 785,400 of these options remained outstanding and were fully exercisable at an exercise price of $1.00 per share. All of these options expire on July 31, 1998.

                              CERTAIN TRANSACTIONS

REORGANIZATION

     From its incorporation in May 1985 until March 1996, the Company had no significant operations. In March 1996, the Company entered into the Reorganization Agreement with Old ProSoft and the Old ProSoft shareholders. Under the term of the Reorganization Agreement, the Old ProSoft shareholders received one share of Common Stock of the Company in exchange for each of their shares of Old ProSoft, and Old ProSoft became a wholly-owned subsidiary of the Company. An aggregate of 4,726,250 shares were issued to the Old ProSoft shareholders in the Reorganization and the Old ProSoft shareholders ended up owning approximately 90% of the Company immediately after the Reorganization. All outstanding options and warrants to purchase shares of common stock of Old ProSoft became options or warrants to purchase the same number of shares of Common Stock of the Company, and on the same terms, in the Reorganization. As part of the Reorganization, all of the executive officers and directors of the Company resigned and the executive officers and directors of Old ProSoft became the executive officers and directors of the Company and the Company changed its name from Tel-Fed, Inc. to ProSoft Development, Inc.

STOCK ISSUANCES BY OLD PROSOFT

     Old ProSoft was incorporated in December 1995. Donald L. Danks, a director and President of the Company, Keith D. Freadhoff, Chairman of the Board and Chief Executive Officer of the Company, and Douglas Hartman, a former director of the Company, each received 1,000,000 shares of Common Stock of Old ProSoft in exchange for $9,500 in the case of Mr. Danks, a demand promissory note for $9,500 in the case of Mr. Freadhoff, and the contribution of all of the assets and liabilities of the Proprietorship in the case of Mr. Hartman. For financial statement purposes, the shares of Old ProSoft were valued at $.20 per share and the receipt thereof was treated as compensation of $190,500 to each of Mr. Freadhoff and Mr. Danks.

     From January to March 1996, Old ProSoft conducted a private offering of its common stock and warrants to purchase common stock. Pursuant to that offering, a total of 931,250 shares of common stock were sold for total cash consideration of $927,500. Warrants to purchase an aggregate of 945,000 shares of common stock at $1.00 per share were issued to investors in that private placement.
Mr. William Richardson, a former director of the Company, purchased 25,000 shares and received a warrant to purchase 25,000 shares in that offering for $25,000. Although the warrants issued in that offering were called for redemption in May 1996, the Company has agreed to extend Mr. William Richardson's warrants until 1999.

     All outstanding Old ProSoft shares were exchanged for newly-issued shares of Company Common Stock in the Reorganization. In addition, all outstanding Old ProSoft options and warrants became options or warrants to purchase Company Common Stock in the Reorganization.

POST-REORGANIZATION PRIVATE PLACEMENT

     During April and May of 1996, the Company conducted a private offering of its Common Stock and warrants to purchase Common Stock. Pursuant to that offering, a total of 430,462 shares of Common Stock were sold for total cash consideration of $1,506,639 and warrants to purchase 143,473 shares of Common Stock at $5.00 per share were also issued to the investors. Mr. William Richardson purchased 10,000 shares and a warrant to purchase an additional 3,333 shares in that offering for an aggregate of $35,000. Mr. Eric Richardson, the Company's Chief Operating Officer and General Counsel, purchased 8,000 shares and a warrant to purchase an additional 2,666 shares in that offering for an aggregate of $28,000. Mr. Brooks Corbin, the Company's Chief Financial Officer, purchased 7,000 shares and a warrant to purchase an additional 2,333 shares for an aggregate of $24,500.

OTHER

     During the period January 1996 through April 1997, the Company loaned approximately $206,350 to Mr. Freadhoff at an interest rate of 10% per annum. The balance which remained outstanding at September 1, 1997 was $130,398. Principal and interest on this loan is due and payable on demand.

     The Company has agreed to include in the Registration Statement of which this Prospectus is a part an aggregate of 60,000, 10,666 and 9,333 shares of Common Stock, including 25,000, 2,666 and 2,333 shares of Common Stock issuable upon exercise of warrants, owned by Mr. William Richardson, Mr. Eric Richardson and Mr. Brooks Corbin, respectively. The Company has entered into a registration agreement with these three individuals and certain other Selling Stockholders in connection with such registration of their shares. See "DESCRIPTION OF CAPITAL STOCK -- Shares Eligible For Future Sale".

     All transactions between the Company and its officers, directors and principal stockholders have been on terms no less favorable to the Company than could have been obtained from unaffiliated third parties.

                              SELLING STOCKHOLDERS

     All of the Shares offered by this Prospectus are being offered by the Selling Stockholders for their own respective accounts. The following table sets forth certain information as of September 1, 1997, with respect to the Selling
Stockholders:

                                                        Shares                            Shares
                                                     Beneficially        Shares        Beneficially
                                                        Owned            Covered           Owned
                                                       Prior to            By            after the
  Name of Selling Stockholder                          Offering        Prospectus       Offering(1)
  ---------------------------                       --------------   ---------------   -------------
Alder, Susan                                              800(2)            800                0
Alhadeff, Victor D.                                     9,000             9,000                0
American Ports Consultants, Inc.                       95,236(2)         95,236                0
Baker, Jason R. & Kelly JTWROS                            333(2)            333                0
Bannister, Henry F.                                     3,500             3,500                0
Banyan Investment Co.                                 113,310(2)        113,310                0
Basson, David N.                                        2,858(2)          2,858                0
Beebe, R. Scott                                        50,000(2)         50,000                0
Betlem Service Corporation                              9,524             9,524                0
Bev Partners                                           21,000            21,000                0
Biggs, John W., D.C.,P.C. Pension Plan & Trust          5,000             5,000                0
Bodon, Michael G.                                      10,300(2)         10,300                0
Boyko, Jeffrey A., D.C., P.C. Pension Plan              3,000             3,000                0
Brades, Doreen                                          4,000(2)          4,000                0
Butler, Jeffrey D.                                      7,071(2)          7,071                0
Carter, Kathy                                          12,970(2)         12,970                0
Cecala, Enrico                                         50,000(2)         50,000                0
Chaffetz, Alex                                         10,800(2)            800           10,000(3)
Chaffetz, Jason E. & Julie Marie, Trust                 5,245(2)          5,245                0
Chaffetz, John                                         40,000(2)         40,000                0
Clark Fork Medical Associates, P.C. 401(K)
 Profit Sharing Plan                                    2,000             2,000                0
Clem, Brent                                            50,000(2)         50,000                0
Cochran, Kirby D.                                     150,000(2)         50,000          100,000(3)
Conners Family Trust                                      200(2)            200                0
Cook, Steve                                               600(2)            600                0
Corbin, Brooks A.                                     121,833(2)(5)       9,333(6)       112,500(4)
Cord Capital LLC                                        6,000             6,000                0
Cox, Craig & Susan                                      5,000             5,000                0
Cranshire Capital L.P.                                  5,000             5,000                0
Crilly, Patrick J.                                      7,143(2)          7,143                0
Cudd & Co.                                             30,000            30,000                0
Cunningham, Joe N.                                      5,733(2)          5,733                0
D'Ambrosio, Christianne C. & Kara C.                    2,000(2)          2,000                0

                                                        Shares                             Shares
                                                     Beneficially        Shares         Beneficially
                                                        Owned            Covered           Owned
                                                       Prior to            By            after the
  Name of Selling Stockholder                          Offering        Prospectus       Offering(1)
  ---------------------------                       --------------   ---------------   -------------
D'Ambrosio, Kara C.                                    30,000(2)         30,000                0
D'Ambrosio, Louis J.                                  117,600(2)        117,600                0
D'Ambrosio, Louis J. & Kara C.                          1,000(2)          1,000                0
D'Ambrosio, Louis J. & Sue R. JTWROS                   20,000(2)         20,000                0
Davies, Paul M.                                         4,500             4,500                0
Defined Benefit pension                                49,524            49,524                0
  Plan of FMCNA
Defined Contribution Pension                           11,905            11,905                0
  Plan of FMCNA
Delaware Charter Guarantee & Trust, FBO
 Burt Cohen IRA                                        12,000            12,000                0
DiSanto, Frank J.                                      57,142            57,142                0
DRC Corporation Pension Plan                           27,999(2)         27,999                0
Dukakis, John & Lisa                                    2,811(2)          2,811                0
Eagle Growth Limited Partnership                       50,000            50,000                0
Eggleston, Thomas & Mary                               14,200(2)         14,200                0
EGS Associates                                         42,000            42,000                0
Evans, Pat                                              1,000(2)          1,000                0
Ervin, Cohen & Jessup Profit Sharing Plan FBO
 Gary Freedman                                          3,000             3,000                0
Fliege, James R.                                       40,500(2)         40,500                0
Forrester, Michael & Pamela                            22,441(2)         22,441                0
Gaeta, Frank                                            1,000(2)          1,000                0
Geary Partners                                         41,667            41,667                0
General Electric Pension Trust, Trustees              408,164           408,164                0
Gilbreth, Joseph Jr. & Jean                            10,000            10,000                0
Gillen, Frank J.                                       20,640(2)         20,640                0
Gladstein, Gary S.                                      5,000             5,000                0
Glenn E. White Trust                                   19,048            19,048                0
Gramm, Colton                                           2,500             2,500                0
Granville, Richard                                      1,000(2)          1,000                0
Gronning, Gene                                          2,000(2)          2,000                0
Grubbs, Joel                                            2,660(2)          2,660                0
Gunn, Bob                                               2,660(2)          2,660                0
Hall, L. Dee                                              500(2)            500                0
Harding, David                                          7,404(2)(7)       7,404(7)             0
Haussman Holdings N.V.                                 40,000            40,000                0
Heiserman & Hamer                                         921(2)            921                0
Herron, Christopher & Elizabeth                           300(2)            300                0
Holt, Dave                                              1,000(2)          1,000                0
Honig, Roy & Valeta                                       500(2)            500                0
Hunsaker, Stephen                                       2,000(2)          2,000                0
Independent Free Methodist                             14,762            14,762                0
IPESA NV                                               15,000(2)         15,000                0
Jackson, Valerie                                          120(2)            120                0
Jensen, W. Reed                                         5,000(2)          5,000                0
JMB/FEB Partners                                       10,417            10,417                0

                                                        Shares                             Shares
                                                     Beneficially        Shares         Beneficially
                                                        Owned            Covered           Owned
                                                       Prior to            By            after the
  Name of Selling Stockholder                          Offering        Prospectus       Offering(1)
  ---------------------------                       --------------   ---------------   -------------
J.M. Bryan Family Trust                                10,416            10,416                0
Johnston, Susan                                         2,860(2)          2,860                0
Jones, Milton C.                                       45,000(2)         45,000                0
Ketcher, Fred                                           2,500             2,500                0
Keyway Investments                                     36,000            36,000                0
Keyway Investments Limited                             76,200            76,200                0
Khaled, Michael E.                                    326,000(2)(8)     116,000(8)       210,000(9)
Koch, Ronald R. Living Trust                            4,000             4,000                0
Lothian, Mathew                                        40,000(2)         40,000                0
Lowe, Raymond E. IRA                                   49,000(2)         49,000                0
Lukoff, Jonathon                                        5,607(2)          5,607                0
Lyneis, Donald & Janet                                    200(2)            200                0
Malamut, Mark                                           1,333(2)          1,333                0
Manni, Arthur                                          22,000(2)         22,000                0
Marathan Investments, LTD                              31,665(2)(10)     31,665(10)            0
McCulloch, Patricia                                     2,667(2)          2,667                0
Miller, Kim                                             1,000(2)          1,000                0
Minkoff, Donald E.                                      2,500             2,500                0
Mock, David                                           150,000(2)(11)    150,000(11)            0
Modiano, Mario                                          9,600(2)          9,600                0
Moon, Cynthia                                             500(2)            500                0
Morgan Guaranty Trust Company of New York, as
 Investment Manager for the Alfred F. Sloan
 Foundation (Multi-Market Account)(18)                 75,994            75,994                0
Morgan Guaranty Trust Company of New York, as
 Trustee of the Multi-Market Special Investment
 Trust Fund of Morgan Guaranty Trust Company of
 New York(18)                                          75,994            75,994                0
Morgan Guaranty Trust Company of New York, as
 Trustee of the Commingled Pension Trust Fund
 (Multi-Market Special Investment Fund 11) of
 Morgan Guaranty Trust Company of New York(18)        455,959           455,959                0
Morgan Guaranty Trust Company of New York, as
 Trustee of the Commingled Pension Trust Fund
 (Multi-Market Special Investment Fund 1) of
 Morgan Guaranty Trust Company of New York(18)        405,297           405,297                0
Morning Star Partners                                   8,333             8,333                0
Mourlas, James                                          1,000(2)          1,000                0
NationWide Security                                    95,238            95,238                0
Nievaard, Hans                                          1,000(2)          1,000                0
Nosseck, Noel                                           3,000             3,000                0
Olafson, Gregory                                      100,000(2)(12)    100,000(2)(12)         0
Olafson, Joan                                           1,330(2)          1,330                0
Patrou, John P.                                         5,000             5,000                0
Patterson, M. Lisa                                        500(2)            500                0
Peterson, Brian                                         1,000(2)          1,000                0
Peterson, Jeffrey                                       1,000(2)          1,000                0
Peterson, Nancy cust Jonathan Peterson                  1,000(2)          1,000                0
Peterson, Robert                                        1,000(2)          1,000                0
Pillsbury, Jill & Taylor                                1,000(2)          1,000                0
Presidio Partners                                     116,667           116,667                0
Resource Services Ltd. Money Purchase Pension           4,470(2)          4,470                0
 & Profit Sharing Trust
Richardson, Eric W.                                   153,166(2)(13)     10,666(14)      142,500(15)
Richardson, William E.                                123,750(2)(16)     23,750(16)      100,000(3)

                                                        Shares                             Shares
                                                     Beneficially        Shares         Beneficially
                                                        Owned            Covered           Owned
                                                       Prior to            By            after the
  Name of Selling Stockholder                          Offering        Prospectus       Offering(1)
  ---------------------------                       --------------   ---------------   -------------
Rizzotto, Ken & Jane                                    1,000(2)          1,000                0
Ronchetti, Jennifer Cook                                  300(2)            300                0
ROPAR, LLC                                             15,000            15,000                0
Rosenthal, Murray H.                                   11,336(2)         11,336                0
Ruenitz Associates                                      2,000             2,000                0
Schenker, Walter Milton                                 3,000             3,000                0
Schmidt Family Trust                                    5,000             5,000                0
Service Master Company
 Limited Partnership                                  142,857           142,857                0
Sheppard, Robert                                       68,200(2)         68,200                0
Siegel, Richard B.                                     50,000(2)         50,000                0
Slawson, Steve                                          3,000             3,000                0
Slobe, Roger D.                                         1,850(2)          1,850                0
Smith, Randy                                           13,250(2)         13,250                0
Smith, George R.                                        1,000(2)          1,000                0
Stallman, Andrew                                       60,000(2)(17)     60,000(17)            0
Steps, Inc.                                            50,000(2)         50,000                0
Stevens, Sandra                                         1,000(2)          1,000                0
Sullivan, Gregory A.                                   23,333(2)         23,333                0
SunAmerica Small Company Growth Fund                  350,000           350,000                0
Terreau, William R. & Marilyn J. JTWROS                   500(2)            500                0
Thomas, William E.                                     30,000(2)         30,000                0
Thomas, William E., Custodian for
 Kelly O'Rourke                                         7,200(2)          7,200                0
Thorp, Terry L. & Pamela A. JTWROS                      3,000(2)          3,000                0
Torp, Wade                                              1,000(2)          1,000                0
Travelers Indemnity Co.                               395,714           395,714                0
Trimble, Kelly                                        104,200(2)          4,200          100,000(3)
Turnbow, Lynn                                         115,000(2)        115,000                0
Vanderhoff, Michael D.                                229,990(2)        149,990           80,000(3)
Wasatch Textiles                                        9,700(2)          9,700                0
Weinstein, Ronald A.                                    9,000             9,000                0
Whisper Investment Company                              4,000(2)          4,000                0
Whittal Company Limited                                19,100            19,100                0
Whittier Equities Corp.                                 5,000             5,000                0
Wittwer, Chet A.                                        1,000(2)          1,000                0
Wood, Mark                                              3,500(2)          3,500                0
Wood, Mark & Jerri                                     10,000(2)         10,000                0
Young, Kenneth M.                                      40,000(2)         40,000                0
Zane and Alice Feldman Trust                            2,142(2)          2,142                0
                                                    ---------         ---------          -------
                                                    6,164,259             5,309,259          855,000
                                                    =========         =========          =======

____________________
(1) Assumes that each Selling Stockholder sells all of the Shares to which this Prospectus relates.
(2) These Selling Stockholders have agreed generally not to sell, under this Prospectus, more than 1% of their respective Shares held as of November 27, 1996 for each month that elapses after that date unless the consent of the Company is obtained. See "DESCRIPTION OF CAPITAL STOCK -- Shares Eligible for Future Sale."
(3)  Represents less than 1% of the Company's shares after this offering.
(4)  Represents 1.1% of the Company's shares after this offering.
(5) Includes 112,500 shares subject to currently exercisable options and 2,333 shares subject to a currently exercisable warrant.
(6)  Includes 2,333 shares subject to a currently exercisable warrant.
(7)  Includes 2,476 shares subject to a currently exercisable warrant.
(8)  Includes 25,000 shares subject to a currently exercisable warrant.
(9)  Represents 2.1% of the Company's shares after this offering.
(10) Includes 31,665 shares subject to a currently exercisable warrant.
(11) Includes 120,000 shares subject to a currently exercisable warrant.
(12) Includes 55,000 shares subject to a currently exercisable warrant.
(13) Includes 112,500 shares subject to currently exercisable options and 2,666 shares subject to a currently exercisable warrant.
(14) Includes 2,666 shares subject to a currently exercisable warrant.
(15) Represents 1.4% of the Company's shares after this offering.
(16) Includes 25,000 shares subject to a currently exercisable warrant.
(17) Includes 60,000 shares subject to a currently exercisable warrant.
(18) J.P. Morgan & Co., Incorporated is the ultimate parent of the trustee of each of these stockholders.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Company's capital stock at September 1, 1997, and as adjusted to reflect the sale by the Company of the Shares offered hereby, (i) by each person who is known by the Company to be the beneficial owner of more than 5% of the Common Stock of the Company, (ii) by each of the Company's directors, and (iii) by all directors and executive officers as a group. Except as otherwise noted, each named beneficial owner has sole voting and investment power with respect to the shares owned.


                                            Shares Beneficially                        Shares Beneficially
          Name of Individual                  Owned Prior to           Shares              Owned After
        or Identity of Group(1)                the Offering          to be Sold           the Offering
        -----------------------           -----------------------   -------------    -----------------------
                                             Number      Percent                        Number      Percent
                                          ------------   --------                    ------------   --------
J.P. Morgan & Co., Incorporated(2)        1,013,244         10.0%           --       1,013,244         10.0%
Keith D. Freadhoff                          715,000          7.1%           --         715,000          7.1%
Douglas Hartman                             710,000          7.0%           --         710,000          7.0%
Donald L. Danks                             706,500          7.0%           --         706,500          7.0%
Andrew Stallman                              63,500(3)         *        60,000(3)        3,500            *
Jeffrey G. Korn                               1,000            *            --           1,000            *
All directors and executive officers
 as a group (8 persons)                   1,930,999(4)      18.3%       79,999(3)(5) 1,851,000(4)      17.6%
                                          ---------         ----    ----------      ---------         ----

- --------------------
      *   Less than one percent
     (1) The address of each of Messrs. Freadhoff, Hartman and Danks is c/o the Company, 2333 North Broadway, Suite 300, Santa Ana, California 92706. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of stock beneficially owned by them.
     (2) J.P. Morgan & Co., Incorporated is the ultimate parent of the trustee of four record stockholders, none of which individually owns greater than 5% of the Common Stock of the Company.
     (3)  Includes 60,000 shares subject to a currently exercisable warrant.
     (4) Includes 389,999 shares issuable pursuant to options and warrants exercisable within 60 days of the date of this Prospectus.
     (5) Includes 4,999 shares issuable pursuant to warrants exercisable within 60 days of the date of this Prospectus.

                          DESCRIPTION OF CAPITAL STOCK

     The authorized capital stock of the Company consists of 50,000,000 shares of Common Stock, $0.001 par value per share, of which 10,137,735 shares of Common Stock were issued and outstanding as of September 1, 1997.

     The holders of outstanding shares of Common Stock are entitled to share ratably in dividends declared out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time lawfully determine. Each holder of Common Stock is entitled to one vote for each share held. Cumulative voting in elections of directors and all other matters brought before stockholders meetings, whether they be annual or special, is not provided for under the Company's Articles or Bylaws. However, under certain circumstances, cumulative voting rights in the election of the Company's directors may exist under California law. See "--Application of California GCL". The Common Stock is not entitled to conversion or preemptive rights and is not subject to redemption or assessment. Upon liquidation, dissolution or winding up of the Company, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the Common Stock at that time outstanding. The Common Stock presently outstanding is, and the Common Stock issued in this offering will be, fully paid and nonassessable.

     The Transfer Agent for the Company's Common Stock is Interwest Transfer Company, Inc.

SHARES ELIGIBLE FOR FUTURE SALE

     On September 1, 1997, the Company had 10,137,735 shares of Common Stock outstanding, assuming no exercise of the outstanding stock options or warrants, which total 2,512,358 shares.

     Substantially all of the outstanding shares of Common Stock are "restricted securities" as defined in Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"). These shares may not be sold unless registered under the Securities Act or sold pursuant to an applicable exemption from registration such as Rule 144. In general, under Rule 144, as currently in effect, subject to the satisfaction of certain other conditions, a person, including an affiliate of the Company (or persons whose shares are aggregated), who has owned restricted shares of Common Stock beneficially for at least one year is entitled to sell, within any three-month period, a number of shares that do not exceed the greater of 1% of the total number of outstanding shares of the same class or, if the Common Stock is quoted on NASDAQ, the average weekly trading volume during the four calendar weeks preceding the sale. Any person who has not been an affiliate of the Company for at least the three months immediately preceding the sale, and who has beneficially owned shares of Common Stock for at least two years, is entitled to sell such shares under Rule 144 without regard to any of the limitations described above. Over 6,500,000 of the Company's outstanding shares are currently eligible for sale under Rule 144, although holders of approximately 4,000,000 of such shares have agreed not to sell their shares under Rule 144 prior to January 15, 1998 without the prior written consent of the Company.

     An aggregate of 5,309,259 shares have been registered for sale by the Selling Stockholders under this Prospectus. In connection with such registration, holders of 2,215,340 of these shares have entered into an agreement with the Company relating to the sale of shares under this Prospectus (the "Registration Agreement"). Under the Registration Agreement, the Company has agreed to include those shares in this Prospectus and the stockholders have agreed not to sell under this Prospectus, without the written consent of the Company, more than 1% of their Shares held as of November 27, 1996 for each month that elapses after that date, although approximately 1,900,000 of those Shares are eligible for sale outside the Prospectus under Rule 144. However, holders of substantially all of those shares have agreed not to sell their shares under Rule 144 prior to January 15, 1998 without the prior written consent of the Company.

     To the extent the Company allows shares in excess of the 1% amount to be sold under this Prospectus it has agreed to do so only on a pro rata basis among all stockholders who are parties to the Registration Agreement, except the Company may, in its discretion, allow Selling Stockholders to sell amounts less than 1,000 shares without regard to the percentage of that stockholder's shares. Such stockholders have also agreed that, in the event of any future underwritten public offering of the Company's securities they will not sell their shares for a period of 180 days after the closing of such offering without the written consent of the managing underwriter.

     The Company has also registered 1,792,500 shares issuable upon exercise of outstanding options to purchase Common Stock of the Company held by employees and consultants of the Company. As of September 1, 1997, 1,334,356 of these options were exercisable.

     The Company has had a very limited trading volume in its Common Stock to date. Sales of substantial amounts of Common Stock of the Company under Rule 144, this Registration Statement or otherwise could adversely affect the prevailing market price of the Common Stock and could impair the Company's ability to raise capital at that time through the sale of its securities.

REGISTRATION RIGHTS

     In connection with a private placement of 727,000 shares of its Common Stock, the Company agreed to prepare, file and use its best efforts to have declared effective a registration statement covering the shares with the Securities and Exchange Commission. The Company agreed to file this registration statement no later than August 31, 1996 and to keep it effective until November 27, 1998 or until all of such shares could otherwise be sold under Rule 144 under the Securities Act. This Prospectus is part of the Registration Statement intended to satisfy the obligation to the purchasers in that private placement.

     Under the Registration Agreement, the Company also agreed to register 2,660,291 shares of Common Stock held by certain investors in the Company. See "Shares Eligible for Future Sale." This Prospectus is part of the Registration Statement intended to satisfy this obligation.

     Investors in an earlier private placement by the Company received certain piggyback registration rights with respect to a portion of the shares issuable to them upon exercise of the warrants received in that offering. Generally, those shareholders and others receiving warrants related to that offering are entitled to include up to 50% of their warrant shares in any registration statement filed by the Company after the closing of the Company's initial public offering, subject to possible cutbacks by the underwriters, if any, in the offering covered by that registration statement. A total of 116,579 shares of Common Stock are issuable or have been issued upon exercise of warrants relating to that private placement. Under the Registration Agreement, the Company has agreed to include all of those warrant shares in this Prospectus, as well as all 430,462 shares issued in that private placement.

     Another shareholder of the Company has certain piggyback registration rights with respect to 120,000 shares of Common Stock issuable upon exercise of a warrant held by him. All of those shares are included in this Prospectus.

     In connection with a private placement of 2,081,758 shares of Common Stock in February through April 1997, the Company entered into a Registration Rights Agreement with the purchasers of those shares. Under that Registration Rights Agreement, the Company has agreed to file a registration statement covering 187,500 of those shares no later than June 11, 1997 and a registration statement covering the remaining 1,894,258 of those shares no later than September 9, 1997. This Prospectus is the Registration Statements intended to satisfy all of these registration obligations. The Company has agreed to use its best efforts to cause those registration statements to be declared effective and to keep them effective until all such shares have been sold or until all of such shares could otherwise be sold under Rule 144 under the Act. The Company has also granted the holders of 1,013,244 of those shares certain piggyback registration rights during the period from September 13, 1997 to March 13, 2000.

     The Company also agreed to file a registration statement by October 17, 1997 covering 408,164 shares sold to an institutional investor in April 1997 and to use its best efforts to cause that registration statement to be declared effective and to keep it effective until April 1999. This Prospectus is part of the Registration Statement intended to satisfy this obligation. The Company has also granted this investor certain piggyback registration rights for so long as it owns greater than three percent of the Company's outstanding shares.

     No other stockholders of the Company have registration rights with respect to the Common Stock which they own or have the right to acquire.

NEVADA ANTI-TAKEOVER LAWS AND CERTAIN CHARTER PROVISIONS

     Nevada's "Combination with Interested Stockholders Statute," Nevada Revised Statutes 78.411-78.444, which applies to Nevada corporations having at least 200 stockholders, prohibits an "interested stockholder" from entering into a "combination" with the corporation, unless certain conditions are met. A "combination" includes (a) any merger with an "interested stockholder," or any other corporation which is or after the merger would be, an affiliate or associate of the interested stockholder, (b) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets, in one transaction or a series of transactions, to an "interested stockholder," having (i) an aggregate market value equal to 5% or more of the aggregate market value of the corporation's assets, (ii) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (iii) representing 10% or more of the earning power or net income of the corporation,
(c) any issuance or transfer of shares of the corporation or its subsidiaries, to the "interested stockholder," having an aggregate market value equal to 5% or more of the aggregate market value of all the outstanding shares of the corporation, (d) the adoption of any plan or proposal for the liquidation or dissolution of the corporation proposed by the "interested stockholder," (e) certain transactions which would have the effect of increasing the proportionate share of outstanding shares of the corporation owned by the "interested stockholder," or (f) the receipt of benefits, except proportionately as a stockholder, of any loans, advances or other financial benefits by an "interested stockholder." An "interested stockholder" is a person who (i) directly or indirectly owns 10% or more of the voting power of the outstanding voting shares of the corporation or (ii) an affiliate or associate of the corporation which at any time within three years before the date in question was the beneficial owner, directly or indirectly, of 10% or more of the voting power of the then outstanding shares of the corporation.

     A corporation to which the statute applies may not engage in a "combination" within three years after the interested stockholder acquired its shares, unless the combination or the interested stockholder's acquisition of shares was approved by the board of directors before the interested stockholder acquired the shares. If this approval was not obtained, then after the three-year period expires, the combination may be consummated if all the requirements in the Articles of Incorporation are met and either (a)(i) the board of directors of the corporation approves, prior to such person becoming an "interested stockholder," the combination or the purchase of shares by the "interested stockholder" or (ii) the combination is approved by the affirmative vote of holders of a majority of voting power not beneficially owned by the "interested stockholder" at a meeting called no earlier than three years after the date the "interested stockholder" became such or (b) the aggregate amount of cash and the market value of consideration other than cash to be received by holders of common shares and holders of any other class or series of shares meets the minimum requirements set forth in Sections
78.411 through 78.443, inclusive, and prior to the consummation of the combination, except in limited circumstances, the "interested stockholder" will not have become the beneficial owner of additional voting shares of the corporation.

     Nevada's "Control Share Acquisition Statute," Nevada Revised Statute
(S)78.378-78.379, prohibits an acquiror, under certain circumstances, from voting shares of a target corporation's stock after crossing certain threshold ownership percentages, unless the acquiror obtains the approval of the target corporation's stockholders. The Control Share Acquisition Statute only applies to Nevada corporations with at least 200 stockholders, including at least 100 record stockholders who are Nevada residents, and which do business directly or indirectly in Nevada. While the Company does not currently exceed these thresholds, it may well do so in the near future. In addition, although the Company does not presently "do business" in Nevada within the meaning of the Control Share Acquisition Statute, it plans to open offices there shortly. Therefore, it is likely that the Control Share Acquisition Statute will apply to the Company. The statute specifies three thresholds: at least one-fifth but less than one-third, at least one-third but less than a majority, and a majority or more, of all the outstanding voting power. Once an acquiror crosses one of the above thresholds, shares which it acquired in the transaction taking it over the threshold or within ninety days become "Control Shares" which are deprived of the right to vote until a majority of the disinterested stockholders restore that right. A special stockholders' meeting may be called at the request of the acquiror to consider the voting rights of the acquiror's shares no more than 50 days (unless the acquiror agrees to a later date) after the delivery by the acquiror to the corporation of an information statement which sets forth the range of voting power that the acquiror has acquired or proposes to acquire and certain other information concerning the acquiror and the proposed control share acquisition. If no such request for a stockholders' meeting is made, consideration of the voting rights of the acquiror's shares must be taken at the next special or annual stockholders' meeting. If the stockholders fail to restore voting rights to the acquiror or if the acquiror fails to timely deliver an information statement to the corporation, then the corporation may, if so provided in its articles of incorporation or bylaws, call certain of the acquiror's shares for redemption. The Company's Restated Articles of Incorporation and Bylaws do not currently permit it to call an acquiror's shares for redemption under these circumstances. The Control Share Acquisition Statute also provides that the stockholders who do not vote in favor of restoring voting rights to the Control Shares may demand payment for the "fair value" of their shares (which is generally equal to the highest price paid in the transaction subjecting the stockholder to the statute).

     Certain provisions of the Company's Bylaws which are summarized below may affect potential changes in control of the Company. The Board of Directors believes that these provisions are in the best interests of stockholders because they will encourage a potential acquiror to negotiate with the Board of Directors, which will be able to consider the interests of all stockholders in a change in control situation. However, the cumulative effect of these terms may be to make it more difficult to acquire and exercise control of the Company and to make changes in management more difficult.

     The Bylaws provide that each director will serve for a three-year term and that approximately one-third of the directors are to be elected annually. The Company may have three to twenty-five directors as determined from time to time by the Board, which currently consists of two members. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. A director may be removed from office by the affirmative vote of 66-2/3% of the combined voting power of the then outstanding shares of stock entitled to vote generally in the election of directors.

     The Bylaws further provide that stockholder action must be taken at a meeting of stockholders and may not be effected by a consent in writing, unless such consent is unanimous. If a stockholder wishes to propose an agenda item for consideration, they must give a brief description of each item and written notice to the Company (i) in the case of an annual meeting called for a date within 30 days of the anniversary date of the immediately preceding annual meeting, not less than 120 days in advance of the anniversary date of the proxy statement for the previous year's annual meeting nor more than 150 days prior to such date and (ii) in the case of an annual meeting called for a date that is not within 30 days of the anniversary date of the immediately preceding annual meeting, not later than 10 days following the day on which notice of the date of the meeting is mailed or public disclosure of the date of the meeting is made, whichever occurs first.

     The Bylaws generally provide that the foregoing provisions of the Bylaws may be amended or repealed by stockholders only with the affirmative vote of at least a majority of the outstanding shares. This provision exceeds the usual majority of a quorum vote requirement of Nevada law and is intended to prevent the holders of less than 50% of the voting power from circumventing the foregoing terms by amending the Bylaws.

     The effect of such provisions of the Company's Bylaws may be to make more difficult the accomplishment of a merger or other takeover or change in control of the Company. To the extent that these provisions have this effect, removal of the Company's incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of the Common Stock. The Company is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock.

     The provisions described above may have the effect of delaying or deterring a change in the control or management of the Company.

APPLICATION OF CALIFORNIA GCL

     Although incorporated in Nevada, the Company is headquartered in the State of California. Section 2115 of the California GCL ("Section 2115") provides that certain provisions of the California GCL shall be applicable to a corporation organized under the laws of another state to the exclusion of the law of the state in which it is incorporated, if the corporation meets certain tests regarding the business done in California and the number of its California stockholders.

     An entity such as the Company can be subject to Section 2115 if the average of the property factor, payroll factor and sales factor deemed to be in California during its latest full income year is more than 50 percent and more than one-half of its outstanding voting securities are held of record by persons having addresses in California. Section 2115 does not apply to corporations with outstanding securities listed on the New York or American Stock Exchange, or with outstanding securities designated as qualified for trading as a national market security on NASDAQ, if such corporation has at least 800 beneficial holders of its equity securities. Since the average of the property factor, payroll factor and sales factor of the Company deemed to be in California during the Company's latest fiscal year was almost 100% and over 60% of the Company's outstanding voting securities are held of record by persons having addresses in California, and as the Company does not currently qualify as a national market security on NASDAQ, it is subject to Section 2115.

     During the period that the Company is subject to Section 2115, the provisions of the California GCL regarding the following matters are made applicable to the exclusion of the law of the State of Nevada: (i) general provisions and definitions; (ii) annual election of directors; (iii) removal of directors without cause; (iv) removal of directors by court proceedings; (v) filling of director vacancies where less than a majority in office were elected by the stockholders; (vi) directors' standard of care; (vii) liability of directors for unlawful distributions; (viii) indemnification of directors, officers and others; (ix) limitations on corporate distributions of cash or property; (x) liability of a stockholder who receives an unlawful distribution;
(xi) requirements for annual stockholders meetings; (xii) stockholders' right to cumulate votes at any election of directors; (xiii) supermajority vote requirements; (xiv) limitations on sales of assets; (xv) limitations on mergers;
(xvi) reorganizations; (xvii) dissenters' rights in connection with reorganizations; (xviii) required records and papers; (xix) actions by the California Attorney General; and (xx) rights of inspection.

                              PLAN OF DISTRIBUTION

     The sale of the Shares by the Selling Stockholders may be effected from time to time in transactions (which may include block transactions by or for the account of the Selling Stockholders) in the over-the-counter market or in negotiated transactions, a combination of such methods of sale or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale or at negotiated prices.

     Selling Stockholders may effect such transactions by selling their Shares directly to purchasers, through broker-dealers acting as agents for the Selling Stockholders or to broker-dealers who may purchase Shares as principals and thereafter sell the Shares from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders or the purchasers for whom such broker-dealers may act as agents or to whom they may sell as principals or otherwise (which compensation as to a particular broker-dealer may exceed customary commissions).

     Holders of 2,215,340 of the Shares have agreed to sell only certain specified percentages of such Shares under this Prospectus. See "DESCRIPTION OF CAPITAL STOCK -- Shares Eligible for Future Sale."

     The Selling Stockholders and broker-dealers, if any, acting in connection with such sales may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any commission received by them and any profit on the resale of the securities by them might be deemed to be underwriting discounts and commissions under the Securities Act. The Company has agreed to indemnify the Selling Stockholders against certain liabilities, including liabilities under the Securities Act.

     From time to time this Prospectus will be supplemented and amended as required by the Securities Act. During any time when a supplement or amendment is so required, the Selling Stockholders are to cease sales until the Prospectus has been supplemented or amended. Pursuant to registration rights granted to certain of the Selling Stockholders, the Company has agreed to update and maintain the effectiveness of this Prospectus until April 1999 and, in certain instances, until such shares have been sold or could be sold under Rule 144 within a 90-day period. Certain of the Selling Stockholders also may be entitled to sell their Shares without the use of this Prospectus, provided that they comply with the requirements of Rule 144 promulgated under the Securities Act. See "DESCRIPTION OF CAPITAL STOCK -- Shares Eligible for Future Sale."

     The Company has agreed to pay the fees and expenses incurred by it in connection with the preparation and filing of the Registration Statements of which this Prospectus is a part.

                                 LEGAL MATTERS

     The validity of the issuance of the Shares offered hereby have been passed upon for the Company by Eric W. Richardson, General Counsel to the Company. As of September 1, 1997, Mr. Richardson beneficially owned 153,166 shares of Common Stock of the Company.

                                    EXPERTS

     The consolidated financial statements of Prosoft I-Net Solutions, Inc. at July 31, 1996 and for the period from December 8, 1995 (date of incorporation) to July 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young, LLP, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Professional Development Institute as of December 31, 1995, and for the period from February 1, 1995 (date of inception) to December 31, 1995, appearing in this Prospectus and Registration Statement have been audited by Kelly & Company, independent auditors, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission"), Washington, D.C., three Registration Statements (Nos. 333-11247, 333-28993 and 333-________) under the Securities Act with respect to the Shares. This Prospectus omits certain information contained in said Registration Statements as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to such Registration Statements, including the exhibits thereto. Statements contained herein concerning the contents of any contract or any other document are not necessarily complete, and in each instance, reference is made to such contract or other document filed with the Commission as exhibits to the Registration Statements, or otherwise, each such statement being qualified in all respects by such reference. The Registration Statements, including exhibits and schedules thereto, may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Chicago Regional Office, Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and at the New York Regional Office, 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials can be obtained from the Public

Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as the Company, that file electronically with the Commission.

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR

                       CONSOLIDATED FINANCIAL STATEMENTS


                                    CONTENTS


Reports of Independent Auditors
     Ernst & Young LLP...............................................    F-2
     Kelly & Company.................................................    F-3

Financial Statements of Prosoft I-Net Solutions, Inc. and
Predecessor at December 31, 1995 and July 31, 1996 and for
the periods then ended
     Consolidated Balance Sheets.....................................    F-4
     Consolidated Statements of Operations...........................    F-5
     Consolidated Statements of Stockholders' Equity.................    F-6
     Consolidated Statements of Cash Flows...........................    F-7
     Notes to Consolidated Financial Statements......................    F-8
Condensed Financial Statements of Prosoft I-Net Solutions, Inc.
and Predecessor at July 31, 1996 and April 30, 1997 and for the
nine months ended April 30, 1996 and 1997
     Condensed Consolidated Balance Sheets...........................    F-13
     Condensed Consolidated Statements of Operations.................    F-14
     Condensed Consolidated Statements of Cash Flows.................    F-15
     Notes to Condensed Consolidated Financial Statements............    F-16

                         REPORT OF INDEPENDENT AUDITORS


The Board of Directors and Stockholders
Prosoft I-Net Solutions, Inc.

We have audited the accompanying consolidated balance sheet of Prosoft I-Net Solutions, Inc. (formerly known as ProSoft Development, Inc.) as of July 31, 1996, and the related consolidated statements of operations, stockholders' equity and cash flows for the period December 8, 1995 (date of incorporation) to July 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prosoft I-Net Solutions, Inc. at July 31, 1996, and the consolidated results of its operations and its cash flows for the period from December 8, 1995 (date of incorporation) to July 31, 1996, in conformity with generally accepted accounting principles.

                                    ERNST & YOUNG LLP

Orange County, California
August 28, 1996

                         REPORT OF INDEPENDENT AUDITORS


To the Owner
Professional Development Institute (a Sole Proprietorship)

We have audited the accompanying balance sheet of Professional Development Institute (a Sole Proprietorship) as of December 31, 1995, and the related statements of operations, Owner's deficit and cash flows for the period February 1, 1995 (date of inception) to December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Professional Development Institute (a Sole Proprietorship) as of December 31, 1995, and the results of its operations and its cash flows for the period February 1, 1995 (date of inception) to December 31, 1995, in conformity with generally accepted accounting principles.

                                    KELLY & COMPANY

Newport Beach, California
March 8, 1996

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                          CONSOLIDATED BALANCE SHEETS

                                                                        PREDECESSOR
                                                                           ENTITY           COMPANY
                                                                     -----------------   -------------
                                                                     DECEMBER 31, 1995   JULY 31, 1996
                                                                     -----------------   -------------
ASSETS
Current assets:
 Cash and cash equivalents                                                $     420      $ 6,466,460
 Tuition receivable                                                          89,487          766,405
 Notes receivable from officers/shareholders                                      -           85,600
 Prepaid expenses and other current assets                                        -          311,592
                                                                          ---------      -----------
Total current assets                                                         89,907        7,630,057

Property and equipment:
 Computer equipment and software                                            300,520        1,494,677
 Office equipment, furniture and fixtures                                   335,354          118,211
                                                                          ---------      -----------
                                                                            635,874        1,612,888
 Less accumulated depreciation                                               29,861          245,455
                                                                          ---------      -----------
                                                                            606,013        1,367,433

Other assets                                                                 70,070                -
                                                                          ---------      -----------
Total assets                                                              $ 765,990      $ 8,997,490
                                                                          =========      ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable                                                            $       -      $    61,832
 Accounts payable                                                           293,305          363,414
 Accrued payroll and related expenses                                             -           88,474
 Deferred revenue                                                            38,744                -
 Other accrued liabilities                                                   16,811                -
 Current portion of capital lease obligations                               302,932          351,509
                                                                          ---------      -----------
Total current liabilities                                                   651,792          865,229

Obligations under capital leases, net of current portion                    308,671          437,532

Commitments and contingencies

Stockholders' equity (owner's deficit):
 Common stock, $.001 par value:
  Authorized shares - 50,000,000
  Issued and outstanding shares - 7,336,404                                       -            7,336
 Additional paid-in capital                                                       -       10,771,016
 Note receivable from stockholder                                                 -           (9,500)
 Accumulated deficit                                                              -       (3,074,123)
 Owner's deficit                                                           (194,473)               -
                                                                          ---------      -----------
Total stockholders' equity (owner's deficit)                               (194,473)       7,694,729
                                                                          ---------      -----------
Total liabilities and shareholders' equity (owner's deficit)              $ 765,990      $ 8,997,490
                                                                          =========      ===========

See accompanying notes.

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                     CONSOLIDATED STATEMENTS OF OPERATIONS



                                                    PREDECESSOR ENTITY            COMPANY
                                                 ----------------------     ------------------
                                                                                PERIOD FROM
                                                       PERIOD FROM           DECEMBER 8, 1995
                                                    FEBRUARY 1, 1995             (DATE OF
                                                 (DATE OF INCEPTION) TO     INCORPORATION) TO
                                                    DECEMBER 31, 1995         JULY 31, 1996
                                                 ----------------------     ------------------
Revenue                                                  $  77,477            $   907,772

Costs and expenses:
Cost of services                                            60,526                698,725
Sales and marketing                                         44,769                426,221
General and administrative                                 556,382              2,788,188
                                                         ---------            -----------
Total costs and expenses                                   661,677              3,913,134
                                                         ---------            -----------

Loss from operations                                      (584,200)            (3,005,362)

Interest expense                                            20,126                 67,961
                                                         ---------            -----------

Loss before provision for income taxes                    (604,326)            (3,073,323)

Provision for state franchise tax                               -                     800
                                                         ---------            -----------
Net loss                                                 $(604,326)           $(3,074,123)
                                                         =========            ===========
Net loss per share                                                            $      (.61)
                                                                              ===========
Shares used in computing net loss per share                                     5,011,781
                                                                              ===========


See accompanying notes.

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                        PREDECESSOR                                     PROSOFT I-NET
                                                           ENTITY     PRO-SOFT DEVELOPMENT CORP.       SOLUTIONS, INC.
                                                        -----------           COMMON STOCK              COMMON STOCK
                                                         OWNER'S     ---------------------------     --------------------
                                                         DEFICIT        SHARE           AMOUNT       SHARES        AMOUNT
                                                        ---------    ----------        -------       ---------     ------
Capital contributions to sole
 proprietorship                                         $ 409,853             -        $     -               -     $    -
Net loss                                                 (604,326)            -              -               -          -
                                                        ---------    ----------        -------       ---------     ------
Balance at December 31, 1995                             (194,473)            -              -               -          -

Contribution of net assets of
 Predecessor to Pro-Soft
 Development Corp. in
 exchange for common stock                                194,473     1,000,000          1,000               -          -

Issuance of common stock for
 cash, note and services                                        -     3,576,250          3,576               -          -

Conversion of accounts
 payable to common stock                                        -       150,000            150               -          -


Shares outstanding prior to
 reorganization                                                 -             -              -         480,060        480

Acquisition of Pro-Soft
 Development Corp. by the
 Company                                                        -    (4,726,250)        (4,726)      4,726,250      4,726

Issuance of common stock for
 cash, net of issuance costs
 of $338,000                                                    -             -              -       1,169,462      1,169

Exercise of warrants                                            -             -              -         960,632        961

Net loss                                                        -             -              -               -          -
                                                        ---------    ----------        -------       ---------     ------

Balance at July 31, 1996                                $       -             -        $     -       7,336,404     $7,336
                                                        =========    ==========        =======       =========     ======


                                                                     NOTE
                                                  ADDITIONAL      RECEIVABLE
                                                   PAID-IN           FROM             ACCUMULATED
                                                   CAPITAL        STOCKHOLDER           DEFICIT          TOTAL
                                                  -----------     -----------         -----------      -----------
Capital contributions to sole
 proprietorship                                   $         -     $         -         $         -      $         -
Net loss                                                    -               -                   -                -
                                                  -----------     -----------         -----------      -----------
Balance at December 31,1995                                 -               -                   -                -

Contribution of net assets of
 Predecessor to Pro-Soft
 Development Corp. in
 exchange for common stock                           (195,473)              -                   -         (194,473)

Issuance of common stock for
cash, note and services                             1,380,174          (9,500)                  -        1,374,250

Conversion of accounts
 payable to common stock                               37,350               -                   -           37,500


Shares outstanding prior to
 reorganization                                          (455)              -                   -               25

Acquisition of Pro-Soft
 Development Corp. by the
 Company                                                    -               -                   -                -

Issuance of common stock for
 cash, net of issuance costs
 of $338,000                                        8,307,221               -                   -        8,308,390

Exercise of warrants                                1,242,199               -                   -        1,243,160

Net loss                                                    -               -          (3,074,123)      (3,074,123)
                                                  -----------     -----------         -----------      -----------

Balance at July 31, 1996                          $10,771,016     $    (9,500)        $(3,074,123)     $ 7,694,729
                                                  ===========     ===========         ===========      ===========

See accompanying notes.

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                PREDECESSOR ENTITY              COMPANY
                                                              -----------------------   -----------------------
                                                                    PERIOD FROM               PERIOD FROM
                                                                 FEBRUARY 1, 1995           DECEMBER 8, 1995
                                                              (DATE OF INCEPTION) TO    (DATE OF INCORPORATION)
                                                                 DECEMBER 31, 1995          TO JULY 31, 1996
                                                              ----------------------    -----------------------
OPERATING ACTIVITIES
Net loss                                                             $(604,326)               $(3,074,123)
Adjustments to reconcile net loss to cash used in
 operating activities:
 Depreciation and amortization                                          40,441                    257,454
 Compensation and operating expenses paid in
  common stock                                                               -                    397,250
 Change in operating assets and liabilities:
  Tuition receivable                                                   (89,487)                  (766,405)
  Prepaid expenses and other assets                                    (28,200)                  (311,592)
  Accounts payable                                                     293,305                    363,414
  Accrued liabilities                                                   16,811                     88,474
  Deferred revenue                                                      38,744                          -
  Other                                                                      -                      2,200
                                                                     ---------                -----------
Net cash used in operating activities                                 (332,712)                (3,043,328)

INVESTING ACTIVITIES
Acquisition of Predecessor, net of cash acquired                             -                   (194,893)
Acquisition of Tel-Fed, Inc., net of cash acquired                           -                       (560)
Purchases of property and equipment                                          -                   (570,838)
Purchases of licenses                                                  (52,450)                         -
Notes receivable from officers/shareholders                                  -                    (85,600)
                                                                     ---------                -----------
Net cash used in investing activities                                  (52,450)                  (851,891)

FINANCING ACTIVITIES
Capital contributions                                                  409,853                          -
Issuance of common stock                                                     -                 10,528,575
Payments on capital lease obligations                                  (24,271)                  (228,728)
Proceeds from notes payable                                                  -                     61,832
                                                                     ---------                -----------
Net cash provided by financing activities                              385,582                 10,361,679
                                                                     ---------                -----------

Increase in cash and cash equivalents                                      420                  6,466,460
Cash and cash equivalents at beginning of period                             -                          -
                                                                     ---------                -----------
Cash and cash equivalents at end of period                           $     420                $ 6,466,460
                                                                     ---------                -----------

SUPPLEMENTARY DISCLOSURE OF CASH PAID DURING THE
 PERIOD FOR:
Interest                                                             $   3,315                $    84,772
                                                                     =========                ===========
Income taxes                                                         $       -                $         -
                                                                     =========                ===========

SUPPLEMENTARY DISCLOSURE OF NONCASH FINANCING
 ACTIVITIES:
Accounts payable converted to common stock                           $       -                $    37,500
                                                                     =========                ===========
Equipment acquired under capital leases                              $ 635,874                $   393,460
                                                                     =========                ===========

See accompanying notes.

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JULY 31, 1996

1. SIGNIFICANT ACCOUNTING POLICIES

COMPANY BACKGROUND

     Prosoft I-Net Solutions, Inc. (Prosoft or the Company) is a Nevada corporation (previously named Tel-Fed, Inc. and ProSoft Development, Inc.) that is engaged in the business of training individuals in small, medium and large organizations in Internet and Intranet technologies, with a current emphasis on Microsoft and Internet/Intranet products and solutions.

     Professional Development Institute, the predecessor entity, (a sole proprietorship formed on February 1, 1995), acquired and developed training curricula and commenced a marketing program for a private vocational training institution. Its first students were enrolled in September 1995. On December 8, 1995, Pro-Soft Development Corp. was formed as a California corporation, and effective January 1, 1996, the assets and liabilities of the Professional Development Institute, (Predecessor) were contributed to Pro-Soft Development Corp. in exchange for 1,000,000 shares of common stock.

     In March 1996, Pro-Soft Development Corp. entered into an Agreement and Plan of Reorganization whereby Pro-Soft Development Corp.'s shareholders received one share of common stock of the Company in exchange for each of the 4,726,250 outstanding shares and Pro-Soft Development Corp. became a wholly owned subsidiary of the Company. For accounting purposes, Pro-Soft Development Corp. is deemed to be the acquiring corporation and, therefore, the transaction is being accounted for as a reverse acquisition of the Company by Pro-Soft Development Corp. Prior to March 31, 1996, the Company did not have operations and at March 31, 1996, only immaterial liabilities existed. Accordingly, the financial statements present the historical financial position and results of operations of Pro-Soft Development Corp. and its predecessor entity, Professional Development Institute.

     The Company has incurred losses of $3,074,123 from inception, primarily due to the start-up nature of its business. The ability of the Company to establish itself as a successful operating entity on an ongoing basis is dependent upon future events, including further marketing of its services and achieving profitable operations.

BASIS OF CONSOLIDATION

     The financial statements include the accounts of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances have been eliminated in consolidation.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

CASH EQUIVALENTS

     The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

CONCENTRATION OF BUSINESS AND CREDIT RISK

     Financial instruments which potentially subject the Company to a concentration of credit risk consist primarily of trade receivables. In the normal course of business, the Company provides credit terms to its customers and collateral is generally not required. The Company has not experienced any credit losses during its existence, and does not consider its exposure to such losses to be significant at July 31, 1996. As of July 31, 1996, three customers accounted for 90% of total accounts receivable.

     Revenues from three southern California governmental agencies aggregated 34%, 27% and 21% of revenues, respectively, in 1996 and revenues from two southern California governmental agencies in 1995 aggregated 57% and 39% of revenues, respectively.

ADVERTISING COSTS

     The Company expenses the costs of advertising as incurred. Advertising expenses aggregated $90,000 in 1996 and were not significant in 1995.

TAXES BASED ON INCOME

     Deferred taxes are provided for items recognized in different periods for financial and tax reporting purposes in accordance with Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes.

NET LOSS PER SHARE

     Net loss per share is computed using the weighted average number of common shares outstanding during the period presented.

LONG-LIVED ASSETS

     In 1996, the Company adopted SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses to be recorded on long-lived assets used in operations or are expected to be disposed of, when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the carrying value of the assets. There were no impairment losses recorded in fiscal 1996 as the result of adopting SFAS No. 121.

PROPERTY AND EQUIPMENT

     Property and equipment are recorded at cost. Depreciation and amortization are computed on a straight-line basis over the lesser of the estimated useful lives of the related assets or the lease term. The estimated useful lives range from two to seven years.

STOCK OPTION PLANS

     In October 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation (SFAS 123). As permitted by SFAS 123, the Company intends to continue to account for employee stock options under previous accounting standards, and will make pro forma disclosures required by SFAS 123 in fiscal 1997.

RECOGNITION OF REVENUE AND COSTS

     Tuition revenue is recognized ratably as earned over the term of the course. Vocational training courses generally range from 20 to 37 weeks while Internet training courses range from one to five days. Costs of providing services to students are charged to expense as incurred.

TUITION RECEIVABLE

     At various times, the Company will have unbilled receivables for tuition earned prior to, or in excess of, billings under the terms of various contracts with paying agencies. Tuition receivable consists of the following:


                        December 31, 1995   July 31, 1996
                        -----------------   -------------
  Billed tuition             $58,725          $542,054
  Unbilled tuition            30,762           224,351
                             -------          --------
                             $89,487          $766,405
                             =======          ========

2. STOCKHOLDERS' EQUITY

FORMATION OF PRO-SOFT DEVELOPMENT CORP.

     Upon the formation of Pro-Soft Development Corp. two of the founders acquired an aggregate of 2,000,000 shares of common stock in exchange for $19,000. For financial statement purposes, these shares were valued at $.20 per share and compensation expense of $381,000 was recorded to reflect the difference between the amount paid and the deemed fair market value of the shares issued.

1996 STOCK OPTION PLAN

     The ProSoft Development, Inc. 1996 Stock Option Plan (the Plan) provides for the granting of options to purchase shares of the Company's common stock, to employees, officers, consultants, and directors. The Plan includes nonstatutory options (NSOs) and incentive stock options (ISOs). Options expire no later than ten years after the date of grant.

     The plan allows for the issuance of up to 750,000 shares of common stock. At July 31, 1996, options to purchase 697,500 shares of common stock at exercise prices ranging from $3.50 to $20 per share were outstanding. At July 31, 1996, none of the options issued under the Plan were exercisable.

     As a result of the reorganization, nonstatutory stock options to purchase 1,042,500 shares of common stock of Pro-Soft Development Corp. were converted into options to purchase 1,042,500 shares of the Company's common stock at an exercise price of $1.00 per share, which become exercisable August 1, 1996.

     During 1996, the Company issued warrants to purchase 1,496,461 shares of common stock to purchasers of its common stock and other parties at prices ranging from $1.00 to $11.00 per share. During 1996, warrants for 960,632 shares of common stock were exercised at prices ranging from $1.00 to $5.00, and warrants for 49,882 were redeemed for a nominal amount. At July 31, 1996, warrants for 485,947 shares of common stock exercisable at $1 to $11 per share and expiring through 1999 remained outstanding.

COMMON STOCK RESERVED

     At July 31, 1996, a total of 2,195,947 shares of the Company's common stock were reserved for future exercise of stock options and warrants.

3. LEASES AND OTHER COMMITMENTS

     The Company leases certain facilities as well computers and production equipment under noncancelable, lease agreements. The Company's future minimum lease payments under such agreements are as follows:


                                                CAPITAL     OPERATING
                                                 LEASES      LEASES
                                               ----------   ---------

1997                                           $  447,425   $  98,182
1998                                              235,665      78,792
1999                                               99,505      59,094
2000                                               99,505           -
2001                                               94,065           -
Thereafter                                         31,600           -
                                               ----------   ---------
                                                1,007,765   $ 236,068
                                                            =========
Less amounts representing interest                218,724
                                               ----------
Present value of minimum lease payments           789,041
Less current portion                              351,509
                                               ----------
Obligations under capital lease,
 net of current portion                        $  437,532
                                               ==========

     Assets held under capital leases are included in property and equipment and at December 31, 1995 and July 31, 1996 had a total value of $635,874 and $1,242,781, respectively, and a net book value of $606,013 and $1,043,822, respectively.

     Rent expense for the periods ended December 31, 1995 and July 31, 1996 totaled $20,516 and $166,763, respectively.

4. INCOME TAXES

     The Predecessor's financial statements include no provision for income taxes because, as a proprietorship, the results of operations were reported on the individual income tax return of the owner.

     There was no significant provision for federal or state income taxes for any period as the Company has incurred operating losses and there can be no assurance that the Company will realize the benefit of the resulting net operating loss carryforwards.

     Deferred income taxes reflect the tax consequences on future years of differences between the tax bases of assets and liabilities and their bases for financial reporting purposes. Temporary differences which give rise to deferred tax assets are as follows:

Net operating loss carryforwards      $ 960,000
Valuation allowance                    (960,000)
                                      ---------
Net deferred tax assets               $       -
                                      =========

     At July 31, 1996, the Company has net operating loss carryforwards available to offset future federal and state taxable income of approximately $2,600,000 and $1,300,000, respectively, that expire in 2011 and 2001, respectively. Because of the equity transactions completed by the Company in 1996, utilization of net operating loss carryforwards for federal income tax reporting purposes will be subject to annual limitations under the change in ownership provisions of the Tax Reform Act of 1986.

5. NOTES PAYABLE

     At July 31, 1996, notes payable consisted of a $61,832 demand note payable to a shareholder bearing interest at 8%

6. RELATED PARTY TRANSACTIONS

     During 1996, the Company made short-term loans and advances to certain officers and shareholders generally bearing interest at 10%.

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                     CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                JULY 31,       APRIL 30,
                                                                  1996           1997
                                                              -----------    ------------
                                                                             (UNAUDITED)
ASSETS
Current assets:
 Cash and cash equivalents                                    $ 6,466,460    $ 13,803,703
 Restricted cash (See Notes)                                            -       4,700,008
 Tuition receivable, net                                          766,405         844,443
 Note receivable                                                        -         500,000
 Notes receivable from officers/shareholders                       85,600         389,465
 Prepaid expenses and other current assets                        311,592         993,355
                                                              -----------    ------------
Total current assets                                            7,630,057      21,230,974

Property and equipment:
 Leasehold improvements                                                 -         749,063
 Computer equipment and software                                1,494,677       3,446,150
 Office equipment, furniture and fixtures                         118,211         202,638
                                                              -----------    ------------
                                                                1,612,888       4,397,851
 Less depreciation and amortization                               245,455       1,058,071
                                                              -----------    ------------
                                                                1,367,433       3,339,780
                                                              -----------    ------------
Total assets                                                  $ 8,997,490    $ 24,570,754
                                                              ===========    ============

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
 Notes payable                                                $    61,832    $          -
 Accounts payable                                                 363,414       2,726,178
 Accrued payroll and related expenses                              88,474         306,948
 Deferred revenue                                                       -         190,956
 Current portion of capital lease obligations                     351,509       1,387,406
                                                              -----------    ------------
Total current liabilities                                         865,229       4,611,488

Obligations under capital leases, net of current portion          437,532         446,478

Stockholders' equity:
 Common stock, $.001 par value:
  Authorized shares - 50,000,000                                    7,336           9,910
  Issued and outstanding shares at April 30, 1997 -
   9,910,367; and at July 31, 1996 - 7,336,404
 Additional paid-in capital                                    10,771,016      36,649,893
 Note receivable from stockholder                                  (9,500)         (9,500)
 Accumulated deficit                                           (3,074,123)    (17,137,515)
                                                              -----------    ------------
Total stockholders' equity                                      7,694,729      19,512,788
                                                              -----------    ------------
Total liabilities and stockholders' equity                    $ 8,997,490    $ 24,570,754
                                                              ===========    ============

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)

                                            NINE MONTHS ENDED APRIL 30,
                                                1996           1997
                                            -----------    ------------

Revenue..................................   $   405,280    $  1,531,906

Costs and expenses:
 Cost of services........................       454,035       5,601,199
 Sales and marketing.....................       113,981       3,129,340
 General and administrative..............       963,015       6,943,830
                                            -----------    ------------
Total costs and expenses.................     1,531,031      15,674,369
                                            -----------    ------------

Loss from operations.....................    (1,125,751)    (14,142,463)

Interest income (expense)................       (21,212)         83,071
                                            -----------    ------------

Loss before provision for income taxes...    (1,146,963)    (14,059,392)
Provision for state franchise tax........             0           4,000
                                            -----------    ------------
Net loss.................................   $(1,146,963)   $(14,063,392)
                                            ===========    ============
Net loss per share.......................       N/A              $(1.77)
                                            ===========    ============
Weighted average number of common               N/A           7,933,313
 shares outstanding......................   ===========    ============


                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                  (UNAUDITED)


                                                                      NINE MONTHS ENDED APRIL 30,
                                                                  ---------------------------------
                                                                      1996                  1997
                                                                  ----------            -----------
OPERATING ACTIVITIES:
Net Loss                                                          $(1,146,963)          $(14,063,392)
 Adjustments to reconcile net loss to cash
   used in operating activities:
   Depreciation and amortization                                      105,259                812,616
   Changes in operating assets and liabilities:
     Tuition receivable                                              (297,730)               (78,038)
     Prepaid expenses and other assets                               (114,265)              (681,763)
     Accounts payable                                                 178,951              2,362,764
     Accrued payroll and related expenses                              45,800                218,474
     Deferred revenue                                                  38,744                190,956
                                                                  -----------           ------------
 Net cash used in operating activities                             (1,190,204)           (11,238,383)
                                                                  -----------           ------------

INVESTING ACTIVITIES:
 Purchases of property and equipment                                 (397,452)            (1,282,612)
 Notes receivable                                                     (57,650)              (803,865)
                                                                  -----------           ------------
 Net cash (used in) investing activities                             (455,102)            (2,086,477)
                                                                  -----------           ------------

FINANCING ACTIVITIES:
 Principal payments on debt and capital leases                        (81,661)              (519,340)
 Proceeds from issuance of notes payable                               61,832                      -
 Issuance of common stock                                           2,897,887             21,181,443
                                                                  -----------           ------------
 Net cash provided by financing activities                          2,878,058             20,662,103
                                                                  -----------           ------------

 Increase in cash and cash equivalents                              1,232,752              7,337,243
 Cash and cash equivalents at the beginning of period                   1,231              6,466,460
                                                                  -----------           ------------
 Cash and cash equivalents at the end of period                   $ 1,233,983           $ 13,803,703
                                                                  ===========           ============

SUPPLEMENTARY DISCLOSURE OF CASH PAID DURING THE
  PERIOD FOR:
Interest                                                          $    21,212           $     81,456
                                                                  ===========           ============
Income taxes                                                      $         0           $      4,000
                                                                  ===========           ============
Acquisition of equipment under capital leases                     $   592,652           $  1,502,351
                                                                  ===========           ============

                 PROSOFT I-NET SOLUTIONS, INC. AND PREDECESSOR
              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

See Note 1 of the Notes to Consolidated Financial Statements at page F-8 for a description of the formation of the Company and its Predecessor.

The condensed consolidated financial statements do not include footnotes and certain financial information normally presented annually under generally accepted accounting principles and, therefore, should be read in conjunction with the Company's July 31, 1996 year-end financials. Accounting measurements at interim dates inherently involve greater reliance on estimates than at year-end. The results of operations for the nine months ended April 30, 1997 are not necessarily indicative of results that can be expected for the full year.

The condensed consolidated financial statements included herein are unaudited; however, they contain all adjustments (consisting of normal accruals) which, in the opinion of the Company, are necessary to present fairly its consolidated financial position at April 30, 1997 and its consolidated results of operations for the nine months ended April 30, 1997, and its cash flows for the nine months ended April 30, 1997.

In April 1997, the Company sold 408,164 shares of its common stock to an institutional investor for $5,000,000. The net proceeds from this offering have been placed in escrow and will be released to the Company when a registration statement covering such shares is declared to be effective. If a registration statement is not declared effective by December 31, 1997, the investor will have certain rights of rescission.

Notes receivable from officers/shareholders bear interest generally at 10%, are repayable upon demand and are secured by the Company's common stock and options to purchase the Company's common stock owned by such officers/shareholders.

Tuition revenue is recognized ratably as earned over the term of the course. Amounts charged customers are deferred until earned.

Net loss per share is based on the weighted average number of shares of common stock outstanding during the period. Common stock equivalents (stock options and warrants) were not considered because the effect of their inclusion would have been anti-dilutive.

================================================================================

No dealer, salesman or any other person has been authorized to give any information or to make any representations other than those contained in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information and representations must not be relied upon as having been authorized by the Company. This Prospectus does not constitute an offer to sell or a solicitation of any offer to buy the shares of Preferred Stock by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that information contained herein is correct as of any time subsequent to the date hereof.
                             _____________________


                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary......................................................     2
Risk Factors............................................................     5
Use of Proceeds.........................................................    10
Price of Common Stock and Dividend Policy...............................    10
Capitalization..........................................................    11
Selected Financial Data.................................................    12
Management's Discussion and Analysis of
Financial Condition and Results of Operations...........................    13
Business................................................................    18
Management..............................................................    31
Certain Transactions....................................................    36
Selling Stockholders....................................................    38
Principal Stockholders..................................................    43
Description of Capital Stock............................................    44
Plan of Distribution....................................................    49
Legal Matters...........................................................    50
Experts.................................................................    50
Additional Information..................................................    50
Index to Consolidated Financial Statements..............................   F-1


                                 PROSOFT I-NET
                                SOLUTIONS, INC.



                              4,987,595 Shares of
                                 Common Stock

                               321,664 Shares of
                                 Common Stock
                           Issuable Upon Exercise of
                        Common Stock Purchase Warrants



                             ____________________

                                  PROSPECTUS

                             ____________________





                             _________, 1997


================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered. All of the amounts shown are estimates, except the Securities and Exchange Commission registration and NASDAQ filing fees.

Securities and Exchange Commission registration fee...   $ 6,458
Accounting fees and expenses..........................   $ 4,500
Blue sky fees and expenses (including counsel fees)...   $ 2,000
Other legal fees and legal expenses...................   $10,000
Miscellaneous expenses................................   $ 2,042
                                                         -------
     Total............................................   $25,000

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  The Nevada Private Corporation Law ("NPCL") provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party, by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to (x) any action or suit by or in the right of the corporation against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred, in connection with the defense or settlement believed to be in, or not opposed to, the best interests of the corporation, except that indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction to be liable to the corporation or for amounts paid in settlement to the corporation and (y) any other action or suit or proceeding against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, reasonable cause to believe his or her conduct was unlawful. To the extent that a director, officer, employee or agent has been "successful on the merits or otherwise" the corporation must indemnify such person. The articles of incorporation or bylaws may provide that the expenses of officers and directors incurred in defending any such action must be paid as incurred and in advance of the final disposition of such action. The NPCL also permits the corporation to purchase and maintain insurance on behalf of the corporation's directors and officers against any liability arising out of their status as such, whether or not the corporation would have the power to indemnify him against such liability. These provisions may be sufficiently broad to indemnify such persons for liabilities arising under the Securities Act.

  The Company's Restated Articles of Incorporation provide that the Company shall indemnify any director or officer of the Company in connection with certain actions, suits or proceedings, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred. The Company is also required to pay any expenses incurred by a director or officer in defending the Company or its stockholders for damages for breach of fiduciary duty as a director or officer, provided that such a provision must not eliminate or limit the liability of a director or officer for: (a) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law; or (b) the payment of illegal distributions. The Company's Restated Articles of Incorporation include a provision eliminating the personal liability of directors for breach of fiduciary duty except that such provision will not eliminate or limit any liability which may not be so eliminated or limited under applicable law.

  The Company's Bylaws generally require the Company to indemnify, as well as to advance expenses, to its directors and its officers to the fullest extent permitted by Nevada Law upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it should be ultimately determined that they are not entitled to indemnification by the Company. The Company has also entered into indemnification agreements with its directors and officers which similarly provide for the indemnification and advancement of expenses by the Company.

  The Company maintains liability insurance for its directors and officers covering, subject to certain exceptions, any actual or alleged negligent act, error, omission, misstatement, misleading statement, neglect or breach of duty by such directors or officers, individually or collectively, in the discharge of their duties in their capacity as directors or officers of the Company.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES.

  The following securities of the Company have been sold by the Company during the past three years without registration under the Securities Act of 1933, as amended (the "Act").

  (a) In February 1995, the Company issued 100,000 shares for $1,500 in cash to Kelly Trimble. No commissions were paid in connection with this issuance. The Company believes the foregoing sale was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (b) In March 1996, the Company entered into the Reorganization Agreement with Old ProSoft and the Old ProSoft stockholders. Under the terms of the Reorganization Agreement, Old ProSoft stockholders received one share of Common Stock of the Company in exchange for each of their shares of Old ProSoft, and Old ProSoft became a wholly-owned subsidiary of the Company. An aggregate of 4,726,250 shares were issued to the 76 Old ProSoft stockholders in the Reorganization and the Old ProSoft stockholders ended up owning approximately 90% of the Company immediately after the Reorganization. No commissions were paid in connection with such issuance. The Company believes that the issuance of Common Stock to the Old ProSoft stockholders was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (c) In March 1996, the Company issued 25,000 shares to Kelly Trimble in consideration for consulting services rendered in connection with the Reorganization and valued at $25,000. The Company believes the foregoing issuance was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (d) In April and May of 1996, the Company issued and sold 430,462 shares of Common Stock at $3.50 per share and warrants to purchase 143,473 shares of Common Stock at $5.00 per share to 30 investors in a private offering (the "$3.50 Private Placement"). This offering was made on a private basis only to persons who were "accredited investors" as defined in Securities Act Rule 501(a). No commissions were paid in connection with the $3.50 Private Placement. The Company believes the foregoing sales were exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act and/or Regulation D promulgated thereunder.

  (e) In connection with the $3.50 Private Placement, in April 1996 the Company issued warrants to purchase an aggregate of 22,988 shares to Barry Nussbaum and Bram Nager as payment of finders' fees. These warrants were at an exercise price of $5.25 per share. The Company believes that the foregoing issuances were exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (f) In June and July of 1996, an aggregate of 840,000 shares were issued to 27 stockholders of the Company upon exercise of warrants at $1.00 per share to purchase Common Stock by those stockholders. The warrants were originally acquired by the stockholders in a private placement by Old ProSoft and became warrants to purchase Common Stock of the Company as part of the Reorganization. Each of the individuals exercising warrants was an accredited investor. The Company believes the foregoing sales were exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (g) In June 1996, 50,000 shares of Common Stock were issued to a stockholder of the Company upon exercise of a warrant at $1.00 per share which was originally received by the stockholder in consideration for services performed for Old ProSoft. The warrant became a warrant to purchase Common Stock of the Company as part of the Reorganization. The Company believes the foregoing issuance was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (h) In June through August 1996, the Company issued an aggregate of 71,832 shares to 17 stockholders of the Company upon exercise of warrants at $5.00 per share acquired in the $3.50 Private Placement. Each of the individuals exercising warrants was an accredited investor. The Company believes the foregoing sales were exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (i) During April 1996 through December 1996, the Company, pursuant to its 1996 Stock Option Plan, issued options to purchase 748,750 shares of Common Stock to certain of its employees and consultants, with exercise prices ranging from $3.50 to $19.75 per share. The Company believes the foregoing issuances were exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act and by virtue of Rule 701 promulgated under the Act.

  (j) In July through August 1996, the Company issued and sold 727,000 shares of Common Stock at $10.00 per share to 42 investors in a private offering (the "$10.00 Private Placement"). This offering was made on a private basis only to persons who were "accredited investors" as defined in Securities Act Rule 501(a). No commissions were paid in connection with the $10.00 Private Placement. The Company believes the foregoing sales were exempt from the registration requirement of the Act in reliance on the exemption contained in
Section 4(2) of the Act and/or Regulation D promulgated thereunder.

  (k) In August 1996, the Company issued an option to purchase 50,000 shares at $10.00 per share to J.R. Boothe & Associates, a consultant to the Company, for financial public relations work. The

Company believes that the foregoing issuance was exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (l) In August 1996, the Company issued warrants to purchase an aggregate of 120,000 and 60,000 shares at $11.00 per share to David Mock and Andy Stallman, respectively. These warrants were issued as consideration for ongoing consultant services by these two individuals. The Company believes that the foregoing issuance was exempt from the registration requirement of the Act in reliance on the exemption contained in Section 4(2) of the Act.

  (m) In February through April 1997, the Company issued and sold 2,081,758 shares of Common Stock to 16 investors for aggregate consideration of $22,139,714 in a private offering. This offering was made on a private basis only to persons who were "accredited investors" as defined in Securities Act Rule 501(a). Total commissions of $247,500 will be paid in connection with this offering. The Company believes the foregoing sales were exempt from the registration requirement of the Act in reliance on the exemption contained in
Section 4(2) of the Act and/or Regulation D promulgated thereunder.

  (n) In April 1997, the Company issued 408,164 shares of Common Stock to one investor for aggregate consideration of $5,000,009 in a private offering. This offering was made only to one "accredited investor" as defined in Securities Act Rule 501(a). No commissions were paid in connection with this offering. The Company believes the foregoing sale was exempt from the registration requirements of the Act in reliance on the exemption contained in Section 4(2) of the Act and/or Regulation D promulgated thereunder.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

  (a)     Index of Exhibits

Exhibit
 No.                              Description of Exhibits
- -------                           -----------------------
 2         Agreement and Plan of Reorganization dated March 26, 1996 between the
           Company, Pro-Soft Development Corp. and the shareholders of Pro-Soft
           Development Corp. Filed as Exhibit 2 to the Company's Registration
           Statement on Form S-1 (No. 333-11247) ("Registration Statement No.
           333-11247") and incorporated herein by reference.*

 3.1 Restated Articles of Incorporation of the Company, as amended. Filed as Exhibit 3.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 3.2       Amended and Restated Bylaws of the Company. Filed as Exhibit 3.2 to
           Registration Statement No. 333-11247 and incorporated herein by reference.*

 4         Specimen Stock Certificate. Filed as Exhibit 4 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 5         Opinion of Eric W. Richardson.

 10.1      Pro-Soft Development Corp. 1996 Stock Option Plan. Filed as Exhibit
           10.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

Exhibit
 No.                              Description of Exhibits
- -------                           -----------------------
 10.2      ProSoft I-Net Solutions, Inc. Amended 1996 Stock Option Plan. Filed
           as Exhibit 10.2 to Registration Statement No. 333-11247 and
           incorporated herein by reference.*

 10.3 Stock and Warrant Purchase Agreement dated April 15, 1996 by and among the Company, Donald L. Danks, Keith D. Freadhoff, Douglas
           Hartman and various investors. Filed as Exhibit 10.3 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 10.4 Form of Subscription Agreement, entered into in July and August 1996, between the Company and various investors. Filed as Exhibit 10.4 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.5 Form of Registration and Lock-Up Agreement dated September __, 1996 between the Company and certain of the Selling Stockholders. Filed as
           Exhibit 10.5 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.6      Microsoft/Internet Contract Teaching Agreement dated as of April 29,
           1996 by and between the Company and Merisel, Inc. Filed as Exhibit
           10.6 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.7 AT&T Professional Consultant Agreement dated March 28, 1997 by and between the Company and AT&T Corp.*

 10.8      Lease dated September 29, 1995 between Douglas E. Hartman dba
           Professional Development Institute and Steven R. Layton, as Receiver.
           Filed as Exhibit 10.8 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.9      Xerox Order Agreement dated September 26, 1995 between Professional
           Development Institute and Xerox Corporation. Filed as Exhibit 10.9 to
           Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.10     Term Lease Master Agreement dated as of April 19, 1996 between Pro-
           Soft Development Corp. and IBM Credit Corporation. Filed as Exhibit
           10.10 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.11     Lease Agreement dated as of June 21, 1996 between Pro-Soft
           Development Corp. and Sanwa Leasing Corporation. Filed as Exhibit
           10.11 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.12     Promissory Notes dated July 3, 1996 and July 31, 1996 made by Keith
           Freadhoff in favor of the Company. Filed as Exhibit 10.12 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.13 Form of Indemnification Agreement between the Company and its Directors and Officers. Filed as Exhibit 10.13 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 10.14     Licensing Agreement dated August 6, 1996 between Street Technologies,
           Inc. and the Company. Filed as Exhibit 10.14 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

Exhibit
 No.                              Description of Exhibits
- -------                           -----------------------
 10.15     Office Building Lease dated as of December 16, 1996 between COSCAN
           California Limited Partnership and the Company. Filed as Exhibit 10
           to the Company's Report on Form 10-Q for the quarter ended January
           31, 1997 and incorporated herein by reference.*

 10.16 Form of Subscription Agreement, entered into in February through April 1997, between the Company and various investors. Filed as
           Exhibit 10.16 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.17     Registration Rights Agreement dated as of March 13, 1997 among the
           Company and various investors. Filed as Exhibit 10.17 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 10.18     Subscription Agreement between the Company and General Electric
           Pension Trust dated April 4, 1997. Filed as Exhibit 10.18 to
           Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.19 Escrow Agreement among the Company, General Electric Pension Trust and State Street Bank and Trust dated April 4, 1997. Filed as Exhibit
           10.19 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.20     Secured Promissory Note dated April 9, 1997 in favor of the Company.
           Filed as Exhibit 10.20 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 21        Subsidiaries of the Company. Filed as Exhibit 21 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 23.1      Consent of Ernst & Young, LLP

 23.2      Consent of Kelly & Co.

 23.3 Consent of Eric W. Richardson (included in the opinion filed as Exhibit 5).

 24        Power of Attorney (included on signature page).

 27        Financial Data Schedule.*

- -------------
* Previously filed

ITEM 17.  UNDERTAKINGS.

  The undersigned Registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

       (i) To include any Prospectus required by section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum Offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (230.424(b) of this Chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate Offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the Offering of such securities at that time shall be deemed to be the initial bona fide Offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

  Insofar as indemnification for liabilities arising from the Securities Act of 1933 (the "Act") may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California on the 5th day of September, 1997.

                                         PROSOFT I-NET SOLUTIONS, INC.


                                         By:  /s/ Keith D. Freadhoff
                                              ----------------------
                                              Keith D. Freadhoff,
                                              Chief Executive Officer

                               POWER OF ATTORNEY

  Each person whose signature appears below constitutes and appoints Keith D. Freadhoff and Eric Richardson his true and lawful attorney-in-fact and agent, acting alone, with full powers of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (including Registration Statements Nos. 333-11247 and 333-28993 which are amended hereby), any amendments thereto and any Registration Statement for the same offering which is effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, each acting alone, full powers and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all said attorney-in-fact and agent, acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.


  Pursuant to the requirements of the Securities Act of 1933, this Amendment to Registration Statement has been signed below by the following persons on behalf of the Company in the capacities and on the dates indicated.


        Signature                      Capacity                  Date
        ---------                      --------                  ----

/s/ Keith D. Freadhoff       Chief Executive Officer and     September 5, 1997
- -------------------------    Chairman of the Board
    Keith D. Freadhoff       (Principal Executive Officer)


/s/ Donald L. Danks          President and Director          September 5, 1997
- -------------------------
    Donald L. Danks

/s/ Brooks A. Corbin         Chief Financial Officer         September 5, 1997
- -------------------------    (Principal Financial and
    Brooks A. Corbin         Accounting Officer)


/s/ Andrew Stallman          Director                        September 5, 1997
- -------------------------
    Andrew Stallman

/s/ Jeffrey G. Korn          Director                        September 5, 1997
- -------------------------
    Jeffrey G. Korn

                                EXHIBIT INDEX

Exhibit
 No.                              Description of Exhibits
- -------                           -----------------------
 2         Agreement and Plan of Reorganization dated March 26, 1996 between the
           Company, Pro-Soft Development Corp. and the shareholders of Pro-Soft
           Development Corp. Filed as Exhibit 2 to the Company's Registration
           Statement on Form S-1 (No. 333-11247) ("Registration Statement No.
           333-11247") and incorporated herein by reference.*

 3.1 Restated Articles of Incorporation of the Company, as amended. Filed as Exhibit 3.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 3.2       Amended and Restated Bylaws of the Company. Filed as Exhibit 3.2 to
           Registration Statement No. 333-11247 and incorporated herein by reference.*

 4         Specimen Stock Certificate. Filed as Exhibit 4 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 5         Opinion of Eric W. Richardson.

 10.1      Pro-Soft Development Corp. 1996 Stock Option Plan. Filed as Exhibit
           10.1 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.2 ProSoft I-Net Solutions, Inc. Amended 1996 Stock Option Plan. Filed as Exhibit 10.2 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.3 Stock and Warrant Purchase Agreement dated April 15, 1996 by and among the Company, Donald L. Danks, Keith D. Freadhoff, Douglas
           Hartman and various investors. Filed as Exhibit 10.3 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 10.4 Form of Subscription Agreement, entered into in July and August 1996, between the Company and various investors. Filed as Exhibit 10.4 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.5 Form of Registration and Lock-Up Agreement dated September __, 1996 between the Company and certain of the Selling Stockholders. Filed as
           Exhibit 10.5 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.6      Microsoft/Internet Contract Teaching Agreement dated as of April 29,
           1996 by and between the Company and Merisel, Inc. Filed as Exhibit
           10.6 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.7 AT&T Professional Consultant Agreement dated March 28, 1997 by and between the Company and AT&T Corp.*

 10.8      Lease dated September 29, 1995 between Douglas E. Hartman dba
           Professional Development Institute and Steven R. Layton, as Receiver.
           Filed as Exhibit 10.8 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.9      Xerox Order Agreement dated September 26, 1995 between Professional
           Development Institute and Xerox Corporation. Filed as Exhibit 10.9 to
           Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.10     Term Lease Master Agreement dated as of April 19, 1996 between Pro-
           Soft Development Corp. and IBM Credit Corporation. Filed as Exhibit
           10.10 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.11     Lease Agreement dated as of June 21, 1996 between Pro-Soft
           Development Corp. and Sanwa Leasing Corporation. Filed as Exhibit
           10.11 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.12     Promissory Notes dated July 3, 1996 and July 31, 1996 made by Keith
           Freadhoff in favor of the Company. Filed as Exhibit 10.12 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.13 Form of Indemnification Agreement between the Company and its Directors and Officers. Filed as Exhibit 10.13 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 10.14     Licensing Agreement dated August 6, 1996 between Street Technologies,
           Inc. and the Company. Filed as Exhibit 10.14 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 10.15     Office Building Lease dated as of December 16, 1996 between COSCAN
           California Limited Partnership and the Company. Filed as Exhibit 10 to the Company's Report on Form 10-Q for the quarter ended January
           31, 1997 and incorporated herein by reference.*

 10.16 Form of Subscription Agreement, entered into in February through April 1997, between the Company and various investors. Filed as
           Exhibit 10.16 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.17     Registration Rights Agreement dated as of March 13, 1997 among the
           Company and various investors. Filed as Exhibit 10.17 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 10.18     Subscription Agreement between the Company and General Electric
           Pension Trust dated April 4, 1997. Filed as Exhibit 10.18 to
           Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.19 Escrow Agreement among the Company, General Electric Pension Trust and State Street Bank and Trust dated April 4, 1997. Filed as Exhibit
           10.19 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 10.20     Secured Promissory Note dated April 9, 1997 in favor of the Company.
           Filed as Exhibit 10.20 to Registration Statement No. 333-11247 and incorporated herein by reference.*

 21        Subsidiaries of the Company. Filed as Exhibit 21 to Registration
           Statement No. 333-11247 and incorporated herein by reference.*

 23.1      Consent of Ernst & Young, LLP

 23.2      Consent of Kelly & Co.

 23.3 Consent of Eric W. Richardson (included in the opinion filed as Exhibit 5).

 24        Power of Attorney (included on signature page).

 27        Financial Data Schedule.*

- -------------
* Previously filed